UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________
SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
COTY INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 24, 2019

TO OUR STOCKHOLDERS:
On behalf of the Board of Directors and Executive Committee of Coty Inc., I cordially invite you to the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Coty Inc. to be held via live audio webcast over the Internet at www.virtualshareholdermeeting.com/coty2019, at 8:30 a.m., Eastern Time, on Tuesday, November 5, 2019.
Over the past fiscal year, our company has worked to take the necessary steps to stabilize our business, with a focus on our consumer business, to build a sustainable foundation to position the Company for long-term success. As a result, the composition of the Board of Directors has evolved and several executive leadership changes have been made, as well as a change in our ownership structure. As a result of the completion of the tender offer by Cottage Holdco B.V., companies affiliated with the JAB Group now own approximately 60% of Coty Inc.’s outstanding Class A Common Stock. I have been pleased to serve as Chairman of the Board since November 2018 and to work with Erhard Schoewel as our Lead Independent Director since his appointment on the same date.
Details about the Annual Meeting, nominees for election to the Board of Directors and other matters to be acted on at the Annual Meeting are presented in the Notice of 2019 Annual Meeting of Stockholders and Proxy Statement that follow.
It is important that your stock be represented at the Annual Meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking and dating the enclosed proxy card or following the voting instruction accompanying these materials, as described below. If you wish to vote in accordance with directors’ recommendations, all you need to do is sign, date and return the card or voting instruction.
Please vote over the Internet, by telephone or by completing and returning the proxy card in the enclosed envelope whether or not you plan to attend the Annual Meeting.
You may virtually attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/coty2019 on the meeting date. If you virtually attend the Annual Meeting and wish to vote at the Annual Meeting, you may do so by revoking your proxy at any time so long as you are the holder of record of your shares. If you are not the holder of record, you must follow your broker’s procedures for obtaining a legal proxy in order to vote your shares at the Annual Meeting.
Thank you for your support.

Sincerely,

Peter Harf
Chairman of the Board

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT
September 24, 2019
To Coty Inc. Stockholders:
The Annual Meeting of Coty Inc. (the “Company”) will be held via audio webcast over the Internet at www.virtualshareholdermeeting.com/coty2019, at 8:30 a.m., Eastern Time, on Tuesday, November 5, 2019 (the “Annual Meeting”). This means that you can attend the Annual Meeting online, vote your shares electronically and submit questions during the online meeting by visiting the above mentioned Internet site. The principal business of the Annual Meeting will be the consideration of the following matters:

1.	To elect the ten directors named in this proxy statement;

2.	To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

3.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2020; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
This proxy statement describes these items in more detail. We have not received notice of any other matters that may be properly presented at the Annual Meeting. The close of business on September 12, 2019 has been fixed as the date for determining the holders of shares of the Company’s Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By order of the Board of Directors,

Greerson G. McMullen
Chief Legal Officer, General Counsel and Secretary
WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING, YOU MAY VOTE AND SUBMIT YOUR PROXY. YOU MAY SUBMIT YOUR PROXY ELECTRONICALLY, BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON NOVEMBER 5, 2019: The Company’s Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended June 30, 2019 are available at materials.proxyvote.com/222070.

COTY INC.
350 Fifth Avenue
New York, New York 10118

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 5, 2019

These proxy materials are being made available to you electronically or, if you have requested, printed versions of these materials, have been delivered to you by mail in connection with the solicitation of proxies by the Board of Directors of Coty Inc. (the “Company”, “we” or “us”), a Delaware corporation, for our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:30 a.m. Eastern Time (“ET”) on Tuesday, November 5, 2019 via the Internet at www.virtualshareholdermeeting.com/coty2019.
When used in these proxy materials, the term “includes” and “including” means, unless the context otherwise indicates, including without limitation.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Proxy Materials and Voting Information
1.    What are proxy materials?
A proxy statement is a document which includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares (your “shares”) of the Company’s Class A common stock, par value $ .01 per share (“Class A Common Stock”), at the Annual Meeting. The proxy materials include our proxy statement for the Annual Meeting (this “Proxy Statement”), our Annual Report to Stockholders (including our Annual Report on Form 10-K for the fiscal year ended June 30, 2019) (“Annual Report”), and the proxy card or a voting instruction card for the Annual Meeting.
This Proxy Statement contains information about the Annual Meeting and was prepared by our management. We sent a Notice of Internet Availability of Proxy Materials (the “Notice”), and made these proxy materials and the Notice available online, on or about September 24, 2019 to stockholders of record entitled to receive notice of the Annual Meeting. All stockholders may access the proxy materials online and download printable versions of the proxy materials or request a printed set of the proxy materials by following the instructions in the Notice. As a stockholder, you are invited to attend the virtual audio Annual Meeting online and are requested to vote on the items of business described in this Proxy Statement.
2.    What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.
3.    Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with SEC rules, we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners as of the close of business on September 12, 2019 (the “Record Date”).
4.    I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding”, is intended to provide extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize their broker to discontinue mailings of multiple annual reports and proxy statements by contacting their broker.
We will promptly deliver to a stockholder who received one copy of the Notice as a result of “householding” a separate copy upon the stockholder’s written or oral request directed to Investor Relations at Coty Inc., 350 Fifth Avenue, New York, New York 10118 or (212) 389-7300.
5.    Who is entitled to vote at the Annual Meeting?
Only stockholders of record of our Class A Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting or at any adjournment or postponement of the Annual Meeting. Each stockholder of record is entitled to one vote per share of Class A Common Stock. On the Record Date, there were 754,256,773 shares of Class A Common Stock issued and outstanding.
Registered Stockholders. The Notice was provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote virtually at the Annual Meeting.
Beneficial Stockholders. The Notice was forwarded to you by your broker or nominee. Your broker or nominee is considered the stockholder of record of those shares and you are considered to hold your shares in “street name”. Beneficial owners are also invited to virtually attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares virtually at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of your proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

6.    What items of business will be voted on at the Annual Meeting? How does the Board of Directors (the “Board”) recommend I vote on these items and what are the voting standards?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions or Withhold Votes (for Director Elections)	Effect of “Broker Non-Votes”	Board Recommendation
Proposal 1: Election of Directors	For all, withhold all, or for all except.	A plurality of votes — nominees receiving the highest number of affirmative votes will be elected (up to the total number of available board seats).	No effect.	No effect.	Our Board recommends a vote FOR each director nominee.
Proposal 2: Approval of Advisory Resolution on Named Executive Officer Compensation	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	No effect.	Our Board recommends a vote FOR the approval of the advisory resolution on named executive officer compensation.
Proposal 3: Ratification of Appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	Brokers have discretion to vote.	Our Board recommends a vote FOR ratification of the appointment of Deloitte.
The advisory resolution to approve named executive officer compensation (Proposal 2) is not binding on the Company. However, the Remuneration and Nomination Committee (the “RNC”), which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders and will take into account the outcome of the vote when making future compensation decisions.
7.    How do I cast my vote if I am a stockholder of record entitled to vote at the Annual Meeting?
If you are a stockholder of record entitled to vote at the Annual Meeting, you can vote your shares by proxy electronically, by telephone or by mail by following the instructions set forth below:
Voting Electronically. You can vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).
Voting By Telephone. You can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).
Voting By Mail. If you have requested and received a printed copy of the proxy materials by mail, you may complete, sign and return the proxy card by mail to Coty Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.
Voting at the Annual Meeting. Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can virtually attend the Annual Meeting and vote your shares online by visiting www.virtualshareholdermeeting.com/coty2019. You will need your control number included on your Notice or proxy card (if you receive a printed copy of the proxy materials) in order to be able to vote during the Annual

Meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.
The procedures for voting online, by telephone, by mail and virtually at the Annual Meeting comply with Delaware law and are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.
8.    Is there a deadline for submitting proxies electronically or by telephone or mail?
Proxies submitted electronically or by telephone as described above must be submitted by 11:59 p.m. ET on November 4, 2019.
Proxies submitted by mail must be received before the close of the Annual Meeting on November 5, 2019.
Each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions, regardless of the submission method used.
9.    What if I am a stockholder of record entitled to vote at the Annual Meeting and do not specify a choice for a matter when returning a proxy?
All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. If you properly submit a proxy but do not provide specific voting instructions, your shares will be voted:

1.	FOR the election of each nominee as director;

2.	FOR the advisory resolution on the compensation of our named executive officers; and

3.	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm.
If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the proxy holders appointed by our Board (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.
10.    What if I am a beneficial owner and do not give voting instructions to my broker?
As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.
Under the rules of the NYSE, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on routine matters but not on non-routine matters. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1) and the advisory resolution to approve named executive officer compensation (Proposal 2), which are considered non-routine matters. Only the ratification of the appointment of the independent registered public accounting firm (Proposal 3) is considered a routine matter.
11.    How are broker non-votes and abstentions counted?
A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have authority to vote on the non-discretionary item and has not received voting instructions from its clients.
Broker non-votes, withheld votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not considered votes “cast” under Delaware law, they will have no effect on the approval of Proposals 1, 2 and 3, except where brokers may exercise their discretion on routine matters, as discussed above.

12.    What constitutes a quorum?
A quorum will be present if holders of a majority of the outstanding shares of our Class A Common Stock entitled to vote at the Annual Meeting are present in person or represented by proxy at the Annual Meeting. Abstentions, broker non-votes and votes withheld are included in the count to determine if a quorum is present.
13.    What can I do if I change my mind after I vote my shares? Can I revoke my proxy?
At any time prior to the completion of voting at the Annual Meeting, you may change your vote either by:

•	giving written notice to our Corporate Secretary revoking your proxy;

•	by submitting a later-dated proxy by telephone or electronically before 11:59 p.m. ET on November 4, 2019;

•	by a later-dated mailed proxy received before the close of the Annual Meeting on November 5, 2019; or

•	by voting online at the Annual Meeting.
14.    Who will count the vote?
A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election.
15.    May I see a list of stockholders entitled to vote as of the Record Date?
A list of registered stockholders as of the close of business on the Record Date will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours at our principal executive offices at the address listed above for a period of at least 10 days prior to the Annual Meeting. During the Annual Meeting, such list will be available for examination at www.virtualshareholdermeeting.com/coty2019.
16.    How do I attend the Annual Meeting virtually?
We will host the Annual Meeting live online via audio webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/coty2019. The webcast will start at 8:30 a.m. ET. Stockholders may vote and submit questions while attending the Annual Meeting online. In order to enter the Annual Meeting, you will need the 16-digit control number included on your Notice, the instructions that accompanied your proxy materials or your proxy card (if you received a printed copy of the proxy materials). Instructions on how to attend and participate online, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/coty2019. We encourage you to access the meeting prior to the start time to allow ample time to complete the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be provided on the log-in page.
17.     Why is the Annual Meeting a virtual, online meeting?
As we have done in prior years, our Annual Meeting will be a virtual meeting of stockholders using cutting edge technology, conducted via live audio webcast. By conducting our annual meeting solely online, we eliminate many of the costs associated with a physical meeting. In addition, we believe that hosting a virtual meeting facilitates stockholder attendance and broader participation by enabling stockholders to participate from any location around the world and improves our ability to communicate more effectively with our stockholders during the meeting. We have designed the virtual meeting to provide the same rights to participate as you would have at an in-person meeting, including providing opportunities to submit questions during the meeting.
18.    Who will pay the cost of solicitation?
We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our employees and directors, without additional compensation, in person, or by mail, courier, telephone, email or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

19.    How can I access the Notice, Proxy Statement and Annual Report? How can I sign up for electronic delivery of proxy materials?
Our Proxy Statement (including the Notice) and Annual Report are available at materials.proxyvote.com/222070.
These proxy materials are also available in the “Investor Relations” section of our website: www.coty.com within the “Reports & Filings” subsection. Instead of receiving future copies of our Proxy Statement (including Notice) and Annual Report by mail, stockholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.
If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank, broker or other nominee regarding the availability of this service.
Any stockholder who would like to receive a copy of our Annual Report, including the related financial statements and financial statement schedules, may obtain one, without charge, by addressing a request to the attention of the Corporate Secretary, Coty Inc., 350 Fifth Avenue, New York, New York 10118. Our copying costs will be charged if copies of exhibits to the Annual Report are requested.

CORPORATE GOVERNANCE
We are committed to good governance practices. Our governance practices seek to ensure that we conduct our affairs in a manner that matches the high standards we have set for our people and products. We believe that good governance builds integrity and trust, strengthens the accountability of our Board, management and employees, promotes the long-term interests of stockholders and allows us to be a good corporate citizen in each of the countries where we do business.
Principles of Corporate Governance and Code of Business Conduct
Our Board has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management. These practices are set forth in our Principles of Corporate Governance. We also have a Code of Business Conduct (the “Code”) applicable to all our employees, officers and directors, including the Chief Executive Officer (“CEO”), the Chief Financial Officer and other senior officers. These documents and any waivers of provisions of the Code granted to any senior officer or any material amendments to the Code may be found in the “Investor Relations” section of our website: www.coty.com within the “Corporate Governance” subsection under the heading “Governance Documents”. The Principles of Corporate Governance and charters for the Audit and Finance Committee (the “AFC”) and the RNC may be found under the heading “Committees” within the “Corporate Governance” subsection. Stockholders may also contact Investor Relations at 350 Fifth Avenue, New York, New York 10118 or call (212) 389-7300 to obtain hard copies of these documents without charge.
Controlled Company Status
As previously disclosed, on April 30, 2019, Cottage Holdco B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Cottage Holdco”) and a subsidiary of JAB Holdings B.V. (“JAB Holdings”) (collectively with certain of its affiliated entities, “JAB Group”), acquired, pursuant to a tender offer (the “Tender Offer”), 150,000,000 shares of Class A Common Stock at a purchase price of $11.65 per share, for aggregate consideration of approximately $1,747,500,000. Following the consummation of the Tender Offer, JAB Group owns approximately 60% of the issued and outstanding Class A Common Stock and related voting power. As a result, the Company is deemed a “controlled company” for purposes of the governance rules of the NYSE because more than 50% of the voting power is held by an individual, a group or another company. As a controlled company, we are not required under those rules to maintain a Board of Directors with a majority of independent directors or a nominating/corporate governance committee or a compensation committee composed entirely of independent directors. The Company has, however, currently decided not to take advantage of these exemptions, and the Board continues to have a majority of independent directors and the RNC continues to be composed entirely of independent directors. In addition, under the terms of the Stockholders Agreement (as defined and discussed below), the parties thereto have agreed, among other things, that, for so long as the Stockholders Agreement is in effect, they will take all necessary actions within their control to maintain no fewer than four directors on the Company’s Board of Directors who are independent and also disinterested as it relates to Cottage Holdco and JAB Group.
To finance the purchase of shares pursuant to the Tender Offer, Cottage Holdco entered into a Loan and Security Agreement, dated April 30, 2019, by and among Cottage Holdco, as borrower, HSBC Bank plc, as the Administrative Agent, and HSBC Corporate Trustee Company (UK) Limited, as the Collateral Agent, and certain lenders party thereto, pursuant to which Cottage Holdco obtained a term loan credit facility in an aggregate principal amount of $1,770,000,000 and a revolving credit facility in an aggregate amount at any time outstanding of up to $150,000,000 (the revolving loan credit facility and the term loan credit facility are referred to collectively as the “Facilities”), the proceeds of which were used for the purposes of (i) funding the purchase of shares of Class A Common Stock pursuant to the Tender Offer and (ii) paying certain fees, costs and expenses related to the Tender Offer. The loans under the Facilities are secured by substantially all of Cottage Holdco’s assets, including all of the shares of Class A Common Stock now owned or later acquired by Cottage Holdco.
Structure of our Board
Our Amended and Restated Certificate of Incorporation provides that the number of directors will be fixed from time to time by a resolution adopted by our Board, but must not consist of fewer than five or more than 13 directors. Our Board is presently composed of eleven directors, including the appointment of Beatrice Ballini and Pierre Denis by the Board on September 20, 2019. In determining the appropriate size and composition of the Board, the Board considers the current and anticipated need for directors with specific qualities, skills, experience and backgrounds (including diversity of ethnicity, gender, nationality and age), the availability of highly qualified candidates, committee workloads and membership needs, and the impact of any anticipated director retirements.
Directors are elected by the stockholders at the annual meeting of stockholders by a plurality of the shares present and voted, which means that the nominees receiving the highest number of affirmative votes will be elected. Unless his or her office is earlier vacated in accordance with our Amended and Restated Bylaws (the “Bylaws”), each director holds office for a one-year term or until his or her successor is duly elected and qualified, or, if earlier, until such director’s death, resignation or removal.
Four directors on our Board are directors or partners of JAB Holding Company S.à r.l. and JAB Group companies (which comprises JAB Cosmetics, B.V. (“JABC”)). Each of Olivier Goudet, Peter Harf and Anna-Lena Kamenetzky, due to their service as a partner of JAB Holding Company S.à r.l., may be deemed to have an indirect pecuniary interest in a portion of the shares of our outstanding Class A Common Stock beneficially owned by JAB Group, and, together with certain other persons, each exercises voting and investment control over the shares of the Company beneficially owned by JAB Group. Joachim Faber serves as Chairman of the Shareholder Committee of JAB Holding Company S.à r.l., which is a position similar to a director. Each of these directors receives compensation for the services each provides to JAB Holding Company S.à r.l.
Board Leadership
While our Board believes it is important for its chairman to have both a stake in and deep understanding of the Company, our Principles of Corporate Governance permit our Board flexibility in determining whether or not to separate the roles of the Chairman and CEO based upon the circumstances. Our Board determined that, under current circumstances, it is appropriate to separate the roles and appointed Mr. Harf as the Chairman of our Board in November 2018 to replace Mr. Becht. In addition, the Principles of Corporate Governance also permit our Board the opportunity periodically to evaluate and make a determination regarding whether to appoint an independent director to serve as the Lead Independent Director. In November 2018, the Board appointed Erhard Schoewel to serve as our Lead Independent Director. The duties of the Lead Independent Director include:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman and the independent directors;

•	reviewing and approving meeting agendas, meeting schedules and other information, as appropriate;

•	calling meetings of the independent directors;

•	ensuring availability for consultation and direct communication if requested by major shareholders, as appropriate; and

•	such other duties specified by the Board from time to time.
Our Board believes the present structure provides the Company and the Board with strong leadership, continuity of experience and appropriate independent oversight of management.
Committees of Our Board
The standing committees of our Board are the AFC and the RNC. From time to time, when appropriate, ad hoc committees may be formed by our Board.
AFC. The members of the AFC are Sabine Chalmers, Joachim Faber and Robert Singer (Chair). Our Board has determined that Messrs. Singer and Faber are audit committee financial experts, as that term is defined under SEC rules. Our Board has also determined that each member of the AFC meets the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that each member is financially literate as required by NYSE rules. The AFC has adopted a written charter that describes its primary duties and responsibilities, and the AFC and our Board review its charter each year. The AFC’s primary duties and responsibilities include:

•	monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and compliance with our Code and laws and regulations;

•
being responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and assessing and monitoring the independence and performance of our independent registered public accounting firm and internal audit department;

•	providing an objective, direct communication between our Board, independent registered public accounting firm, management and the internal audit department;

•
reviewing and pre-approving both audit and non-audit services to be provided by our independent registered public accounting firm and establishing policies and procedures for the pre-approval of audit and non-audit services to be provided by the independent registered public accounting firm;

•
meeting to review the audited and quarterly financial statements and discussing these statements with management and our independent registered public accounting firm, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and based on such review and discussion, recommending to the Board as to the approval of the Company’s audited financial statements and if they should be included in the Company’s Annual Report on Form 10-K;

•	establishing procedures for the review, approval and ratification of related person transactions; and

•
reviewing and discussing the Company’s practices with respect to risk assessment and risk management, overseeing and evaluating the Company’s risk management policies in light of the Company’s business strategy, capital strength and overall risk tolerance and periodically evaluating the Company’s cybersecurity and privacy programs and receiving information on cybersecurity and privacy compliance.

RNC. The members of the RNC are Peter Harf, Paul S. Michaels and Erhard Schoewel (Chair). Our Board has determined that Messrs. Harf, Michaels and Schoewel satisfy the independence criteria for RNC members.
The RNC has adopted a written charter that describes its primary duties and responsibilities, and the RNC and our Board review the RNC’s charter each year. The RNC’s primary duties and responsibilities include:

•
identifying individuals qualified to become Board members (consistent with criteria recommended by the RNC and approved by the Board) and recommending to our Board nominees for election at the annual meeting of stockholders and nominees for each Board committee;

•	reviewing and making recommendations to our Board concerning size, structure, composition and functioning of the Board and its committees;

•	discharging our Board’s responsibilities relating to the remuneration of our senior executives, including our Chief Executive Officer;

•
approving and evaluating our executive remuneration plans, policies and programs and ensuring that these plans, policies and programs enable us to attract and retain exceptional talents and incentivize them to achieve exceptional performance;

•	recommending to our Board the corporate governance principles, annually reviewing them and recommending changes to the Board as appropriate;

•	reviewing and making recommendations to our Board with respect to the remuneration of all directors;

•	assessing the results of the Company’s most recent advisory vote on executive compensation;

•
reviewing and discussing with management the Company’s compensation discussion and analysis and SEC-required disclosures and recommending to the Board based on that review and discussion whether the compensation discussion and analysis should be included in the Company’s Annual Report on Form 10-K and/or proxy statement;

•	preparing the compensation committee report required by SEC rules to be included in the Company’s Annual Report on Form 10-K and/or proxy statement; and

•	overseeing the evaluation of the performance of our Board and management.
Special Committee. Following receipt of JAB Holding Company S.à r.l.’s proposal regarding a potential tender offer by an affiliate to purchase shares of the Company, in February 2019, the Board of Directors formed a Special Committee of the independent and disinterested members of the Board of Directors (the “Special Committee”) to consider, evaluate, respond to, negotiate and/or approve (or recommend, as applicable) a potential transaction with JAB Holding Company S.à r.l. or one of its affiliated entities. Ms. Chalmers and Messrs. Schoewel (who served as the Chair) and Singer were appointed to serve on the Special Committee. The Special Committee met 24 times during 2019.
Executive Sessions
Our Board meets regularly in executive session without management directors or any members of management. In addition, the independent directors on our Board meet annually in executive session. Generally, the Chairman of our Board serves as Chairman in sessions without management directors or any members of management. Generally, the Lead Independent Director will preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.
Board Meetings
Regular meetings of our Board are held at such times as our Board may determine. In addition, special meetings of our Board may be called by the Chairman of our Board, the Vice Chairman, if any, or by a majority of the directors then in office. In fiscal year 2019, our Board held eleven meetings, the AFC held eight meetings and the RNC held eleven meetings. Each director attended more than 75% of the aggregate of the total number of meetings of the Board (held during the period for which she or he has been a director) and the total number of meetings held by all committees of the Board on which she or he served (during the periods that she or he served).
Our Board and its committees also act from time to time by written consent in lieu of meetings.

Board Qualifications and Membership Criteria
The RNC and the Board believe that a board composed of directors who have diverse personal backgrounds and experiences and who bring a fresh perspective is a priority for the Company. We seek to mix a diverse range of skills, backgrounds and experiences such as leadership, consumer products, international and strategic planning experience; financial and accounting expertise; and corporate governance, governmental policy and regulatory experience. We also value and consider broad diversity for our Board, including ethnicity, gender, nationality and age. The Board conducts an annual self-evaluation process and periodically considers its composition and refreshment in order to effectively align the Board’s mix of skills, experience and attributes with the Company’s business strategy.
Director Nomination Process
The RNC recommends nominees for our Board consistent with the criteria determined by our Board. The RNC may receive recommendations from other directors and executives and may seek assistance from third-party search firms with respect to identifying and vetting qualified candidates for the Board’s consideration. The RNC will also consider nominations from stockholder(s) to the extent the nomination complies with all procedures and includes all information about the candidate(s) required by our Bylaws. Nominations from stockholder(s) that are made in accordance with these procedures and include all required information will be considered by the RNC in accordance with the criteria discussed above and in the same manner as other nominations, and the RNC will present its recommendation to our Board.
Director Independence
We have incorporated in our Principles of Corporate Governance the NYSE’s independence standards for evaluating the independence of each director on our Board. These standards are available in the “Investor Relations” section of our website, www.coty.com within the “Corporate Governance” subsection under the heading “Governance Documents”. Under these standards, a director is considered “independent” if the Board has determined that such director has no material relationship with us or our subsidiaries, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, and will not be considered “independent” if:

•	the director is, or has been within the last three years, our employee, or an immediate family member of the director is, or has been within the last three years, our executive officer;

•
the director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $120,000 in direct compensation from us (other than Board and committee fees, and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as our employee (other than an executive officer) is not considered for purposes of this standard;

•
(a) the director, or an immediate family member of the director, is a current partner of our internal or external auditor; (b) the director is a current employee of our internal or external auditor; (c) an immediate family member of the director is a current employee of our internal or external auditor who personally works on our audit; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of our internal or external auditor and personally worked on our audit within that time;

•
the director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers serves or served at the same time on that company’s compensation committee;

•
the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

•
the director, or the director’s spouse, is an executive officer of a non-profit organization to which we make, or in the past three years have made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues.

Our Board has determined that each of the following directors and nominees for director satisfies our independence standards and the independence standards of the NYSE: Msses. Ballini, Chalmers and Kamenetzky and Messrs. Creus, Denis, Faber, Goudet, Harf, Michaels, Schoewel and Singer, and that Mr. Laubies does not qualify as independent due to his position as our CEO. Our Board determined that, during their Board service, Mr. Becht did not qualify as independent due to compensation he received from the Company in 2017 and that Mr. Pane did not qualify as independent due to his position as our CEO.
In addition, our Board has determined that each of Ms. Ballini and Chalmers and Messrs. Denis, Faber, Michaels, Schoewel and Singer are independent under Rule 10A-3 under the Exchange Act, satisfy the NYSE independence criteria applicable to members of compensation committees and each is considered a “non-employee director” under Rule 16b-3 of the Exchange Act. The Board has also determined that Mr. Harf, currently a member of the RNC, satisfies the NYSE independence criteria applicable to members of the compensation committee, but is not considered a “non-employee director” under Rule 16b-3.
Communications with our Board
Stockholders, employees and other interested parties may communicate with any or all of our directors, including our non-management directors as a group, by writing to such director(s) at c/o Board of Directors, Coty Inc., 350 Fifth Avenue, New York, New York 10118, Attention: Corporate Secretary. Each communication should specify the applicable director(s) to be contacted, the general topic of the communication, and the number of shares of our Class A Common Stock owned of record (if a record holder) or beneficially. Our Corporate Secretary will initially receive and process communications before forwarding them to the applicable director(s), and generally will not forward a communication that is unrelated to the duties and responsibilities of the director(s), including communications our Corporate Secretary determines to be primarily commercial in nature, is related to an improper or irrelevant topic, or is a request for general information about the Company or our products. In addition, communications that are unduly hostile, threatening, illegal, or similarly unsuitable will be excluded, with the provision that any communication that is so filtered will be made available to any director upon any such director’s request.
Our Board’s Role in Risk Oversight
Our Board oversees, with management, the various risks we face. Our Board and management consider risks in all facets of the Company, our business strategy and our overall business.
Our Board dedicates a portion of one meeting each year to evaluating and discussing risk, risk mitigation strategies and the Company’s internal control environment. At this meeting, our Board considers an enterprise risk management analysis. Topics examined in the enterprise risk management analysis include, but are not limited to, strategic, operational, financial and compliance risks. Our Board’s risk oversight also includes a comprehensive annual review of our strategic plan. Because overseeing risk is an ongoing process and inherent in our strategic decisions, our Board also receives input from senior management and considers risk at other times in the context of specific proposed actions.
In addition to our Board’s risk oversight responsibility, the Board’s committees are also charged with overseeing risks within their areas of responsibility and reviewing with the Board significant risks identified by management and management’s response to those risks. The AFC is responsible for oversight of accounting, auditing and financial-related risks, as well as the Company’s compliance program and its cybersecurity and privacy programs. The RNC is responsible for overseeing the management of legal and regulatory risks as they relate to the Company’s corporate governance structure and processes, as well as risks related to our employee compensation policies and practices. In fiscal year 2019, the RNC reviewed our compensation policies and practices to determine whether they encouraged excessive or inappropriate risk taking. Following such evaluation, the RNC determined that our compensation policies and practices do not encourage excessive or inappropriate risk taking that could result in a material adverse effect on us.
While our Board oversees risk, management is responsible for assessing and managing risk on a day-to-day basis. Certain departments, such as treasury, legal and internal audit, our compliance function, and individuals within other departments, focus on specific risks associated with different aspects of our business, from regulatory, environmental and financial risks to commercial and strategic risks. Senior members of management responsible for risk management report regularly to the AFC or the Board as appropriate.

Board Attendance at the Annual Meeting
We expect directors to attend the Annual Meeting absent unusual circumstances. All of the directors on our Board at the time of the Annual Meeting of Stockholders in 2018 attended the Annual Meeting.
Compensation Committee Interlocks and Insider Participation
Messrs. Michaels and Schoewel served on the RNC during fiscal year 2019 and each is considered an independent and “non-employee” director. Mr. Harf became a member of the RNC in February 2019 and was considered an independent director at that time. None of the members of the RNC who served during fiscal year 2019 is or was an employee during fiscal year 2019, or is or within the last three years has been an officer of our Company. None of our executive officers has served during fiscal year 2019 on the board of directors of another public company with executive officers who serve as members of the RNC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Stockholders Agreement
The Company and JAB Holdings and certain JAB Holdings affiliates are parties to a Stockholders Agreement (the “Stockholders Agreement”), dated March 17, 2019, which became effective on April 30, 2019, the date of the consummation of JAB Group’s acquisition of 150,000,000 outstanding shares of Class A Common Stock pursuant to its Tender Offer. The Stockholders Agreement was negotiated at the direction of the Special Committee in connection with its evaluation of the Tender Offer and was entered into at the recommendation of the Special Committee and with the approval of the Board. The Stockholders Agreement was agreed to by JAB Group as a condition to the Special Committee’s willingness to render its recommendation with respect to the Tender Offer.
The Stockholders Agreement provides, among other things, that:
(i) during the three-year period following the consummation of the Tender Offer, JAB Group shall not, subject to certain exceptions, effect or enter into any agreement to effect any acquisition of additional shares of Class A Common Stock; except that JAB Group may acquire shares of capital stock of the Company (including shares of Class A Common Stock, “Company Securities”) on an established securities exchange or through privately negotiated transactions that, after giving effect to such acquisition, does not result in an increase in JAB Group and its affiliates’ collective beneficial ownership percentage of the voting power of the then issued and outstanding Company Securities to an amount greater than approximately 69%,
(ii) during the three-year period following the consummation of the Tender Offer, JAB Group shall not, subject to certain exceptions, transfer any shares of Class A Common Stock to any other person or group (other than an affiliate of JAB Group) that, after giving effect to such transfer, would beneficially own in excess of 20% of the voting power of the Company,
(iii) for so long as the Stockholders Agreement is in effect, JAB Group shall not effect or seek to effect, or announce any intention to effect, any “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act unless such transaction is conditioned on both (A) the affirmative approval of a special committee of the Board comprised solely of individuals who are each (1) independent under the requirements of Rule 10A-3 under the Exchange Act, and under the rules of the applicable securities exchange and (2) disinterested as it relates to JAB Group and its affiliates and (B) the affirmative vote of the stockholders of the Company representing at least a majority of the voting power of the Company beneficially owned by stockholders other than JAB Group or its affiliates,
(iv) for so long as the Stockholders Agreement is in effect, material related transactions involving any member of JAB Group and the Company will require the approval of a special committee of the Board comprised solely of independent directors who are disinterested as to the matter under consideration,
(v) JAB Group and the Company have agreed, for so long as the Stockholders Agreement is in effect, to take all necessary actions within their control to maintain on the Board no fewer than four independent directors who are disinterested as it relates to JAB Group and to cause, no later than September 30, 2019, to be elected to the Board two new independent directors who are disinterested as it relates to JAB Group, and
(vi) JAB Group has customary registration rights with respect to their shares of Class A Common Stock.

The Stockholders Agreement will terminate upon the earlier of the mutual consent of the parties to the Stockholders Agreement (including, with respect to the Company, the approval by a special committee comprised solely of independent directors who are disinterested as it relates to JAB Group) or such time as JAB Group and its affiliates cease to beneficially own 40% of the voting power of the Company on a fully diluted basis. This description of the Stockholders Agreement is not complete and is qualified in its entirety by reference to the Stockholders Agreement, which is filed with the SEC.
Consent Agreement to Tax Matters Agreement
In connection with the acquisition of the Beauty Business of The Procter & Gamble Company (the “P&G Beauty Business”), we entered into a tax matters agreement, dated as of October 1, 2016, with The Procter and Gamble Company (“P&G”) and certain of their and our subsidiaries (the “Tax Matters Agreement”), which, for the two year period ended October 1, 2018, governed the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and attributes, efforts to protect the intended tax-free treatment of the P&G Beauty Business transaction and certain other transactions, the preparation and filing of tax returns, the control of audits, reviews, examinations or other tax proceedings and other matters regarding taxes.
We are party to a consent agreement with JAB Holding Company S.à r.l., JABC and P&G whereby P&G has consented under the Tax Matters Agreement to the purchase by JABC of shares of our Class A Common Stock in certain open market transactions and JAB Holding, JABC and the Company have agreed to indemnify P&G for any taxes resulting from such purchases or due to breach of the consent agreement.
Consulting Services and Other Arrangements
Our subsidiary, Beamly, has entered into service agreements with affiliates of JAB Group for the provision of digital media services on customary market terms. Aggregate fees under these arrangements total approximately $340,000. We expect that Beamly will enter into additional arrangements for such services from time to time on similar terms, subject to AFC approval.
We have engaged certain affiliates of JAB Group to provide us with certain marketing technology services on customary market terms. Aggregate fees under these arrangements total approximately $647,000. We expect to enter into additional arrangements for such services from time to time on similar terms, subject to AFC approval.
In connection with the appointment of Fiona Hughes as our Chief Marketing Officer, Consumer Beauty, we have agreed in principle to a secondment arrangement with Jacobs Douwe Egberts B.V., an affiliate of JAB Group, for the reimbursement of certain employment-related expenses through a transition period ending February 2020, subject to AFC approval.
We expect to enter into an agreement with an affiliate of JAB Group for the provision of beverage products and services for our facilities on customary market terms, subject to AFC approval.
Beatrice Ballini, a director and director nominee, serves as a senior member of the Retail Practice and a leader of the Board and CEO Advisory Partners group at Russell Reynolds Associates. From time to time, the Company and other affiliates of JAB Group have engaged Russell Reynolds Associates, a global leadership and search firm, for recruiting assistance and may continue to do so in the future. The aggregate amount of such services provided to the Company since July 1, 2018 is approximately $137,500.
Review, Approval or Ratification of Transactions with Related Persons
Our Board has adopted a written policy regarding the approval or ratification of “related person transactions”. A related person transaction is one in which we or any of our subsidiaries participate, in which the amount involved since the beginning of our last completed fiscal year exceeds $120,000 and in which a “related person” has or will have a direct or indirect interest, other than solely as a result of being a director of, or, together with all other related persons, a less than 10% beneficial owner of an equity interest in another entity, or both. “Related persons” are the following persons and their immediate family members: our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of our outstanding Class A Common Stock. Under this policy, the AFC reviews and approves, disapproves or ratifies related person transactions, other than those in which the chair of the AFC may have an interest, in which case, the Chairman of the Board will review the transaction. In determining whether or not to approve a related person transaction, the AFC takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If advance approval by the AFC is not possible, then a related person transaction may be considered and subsequently ratified, if appropriate, by the AFC. The chair of the AFC may pre-approve or ratify related person transactions in which the aggregate amount involved is expected to be less than $1 million. The chair reports to the AFC each transaction so approved or ratified. If a related person transaction will be ongoing, the AFC may establish guidelines for our management to follow in its ongoing dealings with the related person, after which such related person transaction will be reviewed on an annual basis for guideline compliance and ongoing appropriateness.
The related party transaction policy adopted by the AFC pre-approves the following types of related person transactions:

•	certain types of executive officer compensation;

•	compensation paid to a director if required to be reported under Item 402 of the SEC’s compensation disclosure requirements;

•
any transaction with another company to which a related person’s only relationship is as an employee (other than an executive officer) if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•
any charitable contribution, grant, or endowment by us to a charitable organization, foundation, or university to which a related person’s only relationship is as an employee (other than an executive officer) if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;

•	any related person transaction where the related person’s interest arises solely from the ownership of our Class A Common Stock and in which all stockholders receive proportional benefits; and

•	any related person transaction in which the rates or charges involved are determined by competitive bids.
A director who is a related person with respect to a transaction may not participate in the discussion or approval of the transaction, except that the director will provide all material information concerning the related person transaction to the AFC. Each transaction described above was approved or ratified under our related person transaction policy.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
The election of ten directors is proposed by our Board, each director to hold office, in accordance with our Amended and Restated Certificate of Incorporation and Bylaws, until the next annual meeting or until his or her successor is duly elected and qualified. Lambertus J.H. Becht and Camillo Pane resigned from the Board during the 2019 fiscal year. Beatrice Ballini and Pierre Denis were appointed as directors in September 2019, and the size of the full Board was increased to eleven directors. Mr. Faber and Ms. Kamenetzky are not standing for re-election at the Annual Meeting, and Joachim Creus is being nominated to serve as an independent director at the Annual Meeting. Accordingly, the size of the Board will be reduced to ten directors at the Annual Meeting. All nominees, except Mr. Creus, are currently serving as directors of the Company and, except for Ms. Ballini and Messrs. Denis and Laubies, were elected by the stockholders.
The nominees are Beatrice Ballini, Sabine Chalmers, Joachim Creus, Pierre Denis, Olivier Goudet, Peter Harf, Pierre Laubies, Paul S. Michaels, Erhard Schoewel and Robert Singer.
Proposal: Election of each nominee for director.
Recommendation: The Board recommends a vote FOR the election of each nominee for director.
Vote Required: Election of each nominee for director requires a plurality of the votes cast.

Director Nominees

Name	Age	Director Since
Beatrice Ballini	61	2019
Sabine Chalmers	54	2017
Joachim Creus	43	Nominee
Pierre Denis	55	2019
Olivier Goudet	54	2013
Peter Harf	73	1996
Pierre Laubies	63	2018
Paul S. Michaels	67	2015
Erhard Schoewel	70	2006
Robert Singer	67	2010
We believe that each of the director nominees is well-qualified to serve on our Board and offers significant individual attributes and contributions important to our Board’s overall composition and functioning. The following biographical summaries provide details of their skills and experience:
Beatrice Ballini joined the Board in September 2019. Ms. Ballini is a senior member of the Retail Practice at Russell Reynolds Associates, a global leadership advisory and search firm, where she leads family business services and is a leader of the Board and CEO Advisory Partners group. Prior to joining Russell Reynolds Associates 20 years ago, Ms. Ballini was the Chief Executive Officer of a prominent men’s clothing manufacturer in Milan where she assisted with the company’s strategic growth. Prior to that, she held positions at Goldman Sachs & Co. and Bain & Co. Ms. Ballini has also taught in the Master in Marketing program at Sciences Politiques in Paris and is a member of the European and Middle Eastern Executive Board of the MIT Sloan School of Management. She holds a laurea degree in chemical engineering from the Polytechnic of Milan, a Master of Science from the Massachusetts Institute of Technology and an MBA from the MIT Sloan School of Management.
Ms. Ballini brings to our Board significant leadership, management and business experience and an understanding of executive skill and training and Board governance.
Sabine Chalmers joined the Board in 2017. Ms. Chalmers has served as Group General Counsel of BT Group plc, a U.K. telecommunications services company, since April 2018. Prior to that, she served as Chief Legal Officer and Secretary to the Board of Directors of Anheuser-Busch InBev SA/NV (formerly, InBev SA), a beer and brewery company, from December 2004 to August 2017. Ms. Chalmers joined Anheuser-Busch InBev SA/NV from Diageo plc, where she held a number of senior legal positions in various geographies from 1993, including General Counsel of its U.S. and Latin American businesses. Prior to Diageo, Ms. Chalmers was an Associate at the law firm of Hogan Lovells in London, specializing in mergers and acquisitions and in commercial property transactions. She has also served as a director of Anheuser-Busch InBev SA/NV since April 2019 and served on the Board of Directors of Association of Corporate Counsel from 2005 to 2017, and as its Chair from October 2015 to January 2017. In addition, Ms. Chalmers is a member of the Board of Trustees of the Royal National Theatre London. Ms. Chalmers qualified as a Solicitor in England and is a Member of the New York State Bar. She holds an L.L.B from the London School of Economics.
Ms. Chalmers brings to our Board significant experience working with global brands in the consumer products industry and overseeing transformational mergers and integration, supplemented by extensive international legal and transactional experience, as well as expertise in corporate governance issues, policies and best practices.
Joachim Creus is a nominee for director at the Annual Meeting. Mr. Creus has served as a Partner, General Counsel and Head of Tax at JAB Holding Company S.à r.l. since October 2010 and has held various executive officer roles at several JAB Group entities from time to time. Prior to that, he served as the Tax Director at Siemens from 2007 and held other legal- and tax-related positions from 2000. Mr. Creus holds several degrees from KU Leuven and an LL.M. in international tax law from Vienna University of Economics and Business.

Mr. Creus brings to our Board more than 18 years of experience in managing complex legal and tax matters and transactions in law firm, corporate and fund environments, including deal structuring, financing, contract negotiation and antitrust matters. His extensive work experience in Europe, Asia and North America provides a global perspective on business, tax and law.
Pierre Denis joined the Board in September 2019. Mr. Denis has served since July 2012 as the Chief Executive Officer of Jimmy Choo Group Limited, a luxury accessories brand, with a focus on shoes that is now a division of Capri Holdings Limited, a publicly traded global fashion luxury group. Prior to that, in 2008, Mr. Denis became the Managing Director of John Galliano where he managed operations, developed the John Galliano and contemporary Galliano lines and expanded its licensing business. Mr. Denis began his career in perfume and cosmetics and joined LVMH, the diversified luxury goods group, in 1992. In 1999, he was appointed Managing Director, Asia Pacific for Parfums Christian Dior; in addition, he took over managing the Dior Couture Asian business in 2004 to 2006, when he was appointed as Managing Director for Christian Dior Couture in Europe, the Middle East and India. Mr. Denis is a graduate of ESSEC Business School, Paris.
Mr. Denis brings to our Board extensive experience in the global luxury fashion industry, including executive leadership and experience leading Jimmy Choo when it was a public company.
Olivier Goudet joined the Board in 2013. Mr. Goudet is a Partner and Chief Executive Officer of JAB Holding Company S.à r.l., (“JAB Sarl”) a position he has held since 2012. He serves as Chairman of the Board of Jacobs Douwe Egberts B.V., Peet’s Coffee & Tea, LLC and Krispy Kreme Doughnuts, Inc. He is also a Director of Keurig Dr Pepper Inc. (since July 2018), Caribou Coffee Company, Inc. (being the parent company of Einstein Noah Restaurant Group, Inc.) and Espresso House Holding AB. He served as a director of Anheuser-Busch InBev SA/NV from 2011 to April 2019, serving as Chairman of the Board from 2016 to April 2019. He is the former Executive Vice President and Chief Financial Officer of Mars, Incorporated and served as an independent advisor to the Mars, Incorporated Board of Directors. Mr. Goudet began his career at Mars, Incorporated, serving on the finance team of its French business and held several senior executive positions at the VALEO Group, including Group Finance Director. Mr. Goudet holds a Degree in Engineering from l’Ecole Centrale de Paris and graduated from the ESSEC Business School in Paris with a major in Finance.
Mr. Goudet brings to our Board extensive financial expertise and senior executive experience, including experience in strategic planning and leadership of complex organizations, as well as significant governance and oversight experience attained through his tenure as a director of several public companies. In addition, Mr. Goudet has significant experience overseeing transformational mergers and integration.
Peter Harf joined the Board in 1996 and has served as Chairman of the Board since November 2018. Mr. Harf served as Chief Executive Officer of the Company from 1993 to 2001 and as Chairman of the Board from 2001 to 2011 and Chair of the RNC from 2011 until December 2016. He is a Managing Partner and Chairman of JAB Sarl, having joined JAB Sarl in 1981, and Managing Director of Lucresca SE and Agnaten SE, privately-owned holding companies affiliated with JAB Group. He also serves as Chairman of the Board of Espresso House Holding AB. He is also a Director of Jacobs Douwe Egberts B.V., Keurig Dr Pepper Inc. (since July 2018), Panera Holdings Corp., Krispy Kreme Doughnuts, Inc., Peet’s Coffee & Tea, LLC and Caribou Coffee Company, Inc. (being the parent company of Einstein Noah Restaurant Group, Inc.). He is also co-founder and Executive Chairman of Delete Blood Cancer DKMS. Previously, he served as Deputy Chairman of Reckitt Benckiser plc and Chairman of Anheuser-Busch InBev SA/NV. Mr. Harf holds a Master of Business Administration degree from Harvard Business School and a Diploma and a Doctorate in Economics from the University of Cologne in Germany.
As our former Chief Executive Officer, Mr. Harf has intimate knowledge of our business and operations and brings a valuable perspective to the Board. In addition, Mr. Harf brings to our Board more than 30 years of experience in our industry, including executive, operating, strategic planning and international business experience. In light of his background and experience, we believe that Mr. Harf is also well qualified to serve as Chairman of the Board.
Pierre Laubies joined the Board in November 2018 when he became the Company’s Chief Executive Officer and a member of the Company’s Executive Committee. In January 2019, Mr. Laubies also assumed the leadership for formulating and implementing the strategic vision for the Consumer Beauty division as its President. Prior to joining the Company, Mr. Laubies served as the Chief Executive Officer of Jacobs Douwe Egberts B.V., one of the world’s leading coffee and beverage companies, from September 2013 to March 2018. Mr. Laubies has over 25 years of experience at international companies, including consumer goods manufacturer Mars, Incorporated where he served in a variety of roles across categories, markets and regions, including as President of the Global Pet Care division. He has also served as a director of Continental Foods Europe NV since July 2018. Mr. Laubies holds a Masters degree in Economics from Sciences Politiques de Paris, Université Sorbonne and a Law degree from the Université Paris 2 Pantheon-Assas.
As both Chief Executive Officer and a director, Mr. Laubies provides valuable perspective and promotes unified leadership and direction for both management and the Board. Mr. Laubies also brings to our Board many years of operational and financial experience in the international consumer products and packaged goods industry and working with global brands. We believe that these experiences, along with his experience in leading companies through transformation and integration, are advantageous to the Company and benefit the Board with respect to his ability to identify, understand and address challenges and opportunities we face.
Paul S. Michaels joined the Board in 2015. He also has served as a Director of Krispy Kreme Doughnuts Corporation since August 2017 and Keurig Dr Pepper Inc. since July 2018. Prior to joining our Board, Mr. Michaels served as the President of Mars, Incorporated, a manufacturer of food products and parent company of William Wrigley Jr. Co., from January 2004 to January 2015. Mr. Michaels began his career at The Procter & Gamble Company and later moved to Johnson & Johnson, where he spent 15 years building many of the company’s flagship brands. Mr. Michaels holds a Bachelor of Arts from the University of Notre Dame.
Mr. Michaels brings to our Board senior executive leadership experience as well as demonstrated expertise and creativity in launching, building and supporting global brands in the consumer products industry, as well as financial acumen developed through his executive experience.
Erhard Schoewel joined the Board in 2006, and has served as the Lead Independent Director since November 2018. He also serves as the Chair of the Remuneration and Nomination Committee. From 1999 to 2006, he was Executive Vice President responsible for Europe at Reckitt Benckiser plc. From 1979 to 1999, he held positions of increasing responsibilities at Benckiser. Prior to that, he worked for PWA Waldhof. In 2012, Mr. Schoewel was elected to the Supervisory Board of the Jahr Holding GmbH & Co. KG in Hamburg Germany. In 2018, he became a member of the advisory Board of Medoderm GmbH. From 2007 to 2015, he was Chairman of Birdseye Iglo Ltd London and director of Phorms SE Berlin. Mr. Schoewel received a Diplom-Kaufmann degree from University of Pforzheim.
Mr. Schoewel brings to our Board extensive experience in the consumer products industry, including executive, operating and international business experience, as well as governance and advisory experience from serving on the boards of other companies.
Robert Singer joined the Board in 2010, and serves as Chair of the Audit and Finance Committee. From 2006 to 2009 he served as Chief Executive Officer of Barilla Holding S.p.A., an Italian food company, and before that, he served as the President and Chief Operating Officer of Abercrombie and Fitch Co. from 2004 to 2005. He served as Chief Financial Officer of Gucci Group N.V. from 1995 to 2004. Mr. Singer started his career at Coopers & Lybrand in 1977. Mr. Singer also served as a director of Gianni Versace S.p.A. from 2009 to December 2016 and served as a director of Mead Johnson Nutrition from 2009 to June 2017. He has also served as a director and chair of the audit committees of Tiffany & Co. since 2012, Keurig Dr. Pepper Inc. since July 2018 and Panera Bread Company since September 2017 and provides similar services to certain private companies affiliated with JAB Group. Since 2019, Mr. Singer has served as a member of the board of the private fashion company, Acne Studios. Mr. Singer has served as an advisor to the private equity firm IDG Capital since November 2018, and served as a senior advisor to CCMP Capital Advisors, LLC from 2011 to January 2016. He also served as Chairman of the audit committee of Jimmy Choo PLC from September 2014 to 2017. He received a Bachelor of Arts Humanities degree from Johns Hopkins University, a Master of Arts degree in Comparative Literature from University of California, Irvine and graduated from New York University with a Master of Science in Accounting.
Mr. Singer brings to our Board many years of operating, financial and executive experience, including in the fashion industry. Mr. Singer has significant public company board and audit committee experience and extensive risk management experience.

Director Compensation
The following summary describes compensation paid to directors in fiscal year 2019.
Annual Cash Compensation for Board Service
For fiscal year 2019, each non-employee director, except the Chairman of our Board (“Chairman”), was entitled to receive a cash retainer fee of $100,000 annually, payable in November. The Chairman was entitled to receive a cash retainer fee of $400,000 annually and each of the Chairs of the AFC and RNC was entitled to receive an additional cash retainer fee of $30,000 annually. In addition, each member of the Special Committee received a single payment of $100,000 for service on the Special Committee, which was paid in July 2019. During fiscal year 2019, the Board implemented changes to its leadership. On November 12, 2018, Mr. Lambertus J.H. Becht, who had served as Chairman since 2011, stepped down as Chairman (and subsequently retired from the Board in January 2019), Mr. Harf was appointed Chairman and Mr. Schoewel was appointed as Lead Independent Director. Mr. Singer continued to serve as Chair of the AFC and Mr. Schoewel continued to serve as Chair of the RNC. In addition, Ms. Kamenetzky joined the Board in February 2019. The annual cash retainer is prorated based on the anticipated period of each director’s service during the fiscal year at the time of payment. In September 2019, effective for fiscal year 2020, the annual cash retainer fee for the Chairman is reduced to $250,000 and the Lead Independent Director is entitled to receive an additional annual cash retainer fee of $30,000.
Annual Restricted Stock Unit Grant
Each non-employee director except the Chairman is entitled to receive an annual grant of 10,000 restricted stock units (“RSUs”) under the 2007 Stock Plan for Directors. The Chairman is entitled to receive an annual grant of 30,000 RSUs. RSUs vest on the fifth anniversary of the grant date, subject to acceleration upon termination of service due to death or disability or upon a change in control and upon termination of service for any other reason if such termination occurs at least one year after the grant date, with pro rata vesting for RSUs granted within one year of the termination date. Each RSU represents the right to receive one share of the Company’s Class A Common Stock upon vesting.
Management Directors
Directors who are currently our employees generally receive no additional compensation for service on our Board. During fiscal year 2019, Messrs. Pane and Laubies were the only management directors on our Board and did not receive additional compensation for their service as director.
Reimbursement of Expenses
Directors are reimbursed for reasonable expenses (including costs of travel, food and lodging) incurred when attending Board, committee and stockholder meetings. Directors are also reimbursed for other reasonable expenses relating to their service on our Board, such as expenses incurred during visits to our offices and facilities.
Non-Employee Directors Compensation for Fiscal Year 2019
The following table sets forth compensation information for our non-employee directors in fiscal year 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	Total ($)
Lambertus J.H. Becht	210,137	151,058	—	361,195
Sabine Chalmers	200,000	87,100	—	287,100
Joachim Faber	100,000	87,100	—	187,100
Olivier Goudet	100,000	87,100	—	187,100
Peter Harf	289,863	197,342	—	487,205
Anna-Lena Kamenetzky	—	50,806	—	50,806
Paul S. Michaels	100,000	87,100	—	187,100
Erhard Schoewel	230,000	87,100	—	317,100
Robert Singer	230,000	87,100	—	317,100

(1)
Amounts represent annual cash compensation for service as a director, Chairman or AFC or RNC Chair, as applicable, and additional compensation for service on the Special Committee for Ms. Chalmers and Messrs. Schoewel and Singer, which was paid in July 2019. Amounts are prorated based on the anticipated period of each director’s service during the fiscal year at the time of payment. Ms. Kamenetzky’s prorated annual retainer of $46,027 for her fiscal year 2019 service will be paid in November 2019.

(2)
Amounts represent the grant date fair value of RSUs issued to non-employee directors on November 15, 2018 calculated in accordance with FASB ASC Topic 718. See Note 23, “Share-Based Compensation Plans” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 for certain assumptions used to calculate the valuation. Ms. Kamenetzky earned 4,602 RSUs as prorated compensation for her service as a director during fiscal year 2019, which were awarded in February 2019 and included in the Stock Awards total in the table.

(3)
Presented below are the aggregate number of shares of Class A Common Stock underlying RSUs or phantom units and Series A Preferred Stock (exchangeable for Class A Common Stock or cash) held by the non-employee directors as of June 30, 2019:

Name	Total Number of Shares of Class A Common Stock Underlying RSUs Outstanding as of June 30, 2019		Total Number of Shares of Class A Common Stock Underlying Stock Options Outstanding as of June 30, 2019
Lambertus J.H. Becht	—	(1)	1,000,000	(2)
Sabine Chalmers	22,054		—
Joachim Faber	50,000		—
Olivier Goudet	50,000		—
Peter Harf	62,657		—
Anna-Lena Kamenetzky	4,602		—
Paul S. Michaels	40,685		—
Erhard Schoewel	50,000		—
Robert Singer	50,000		—

(1)
Excludes 49,432 and 300,000 phantom units awarded to Mr. Becht on December 1, 2014 and July 21, 2015, respectively, in each case, outside the ELTIP, in consideration of Mr. Becht’s increased responsibilities at the time as interim CEO. Upon vesting, one share of Class A Common Stock will be issued for each phantom unit. The phantom units vest on the earlier of the fifth anniversary of the grant date and Mr. Becht’s death or disability or a change in control of the Company. In connection with Mr. Becht’s departure from the Board, pursuant to the terms of the 2007 Stock Plan for Directors, of the 137,343 RSUs he held at that time, 120,000 RSUs granted prior to January 12, 2018 and 9,312 of the RSUs granted in November 2018 vested in full; the remaining RSUs were forfeited.

(2)
As previously reported, on March 27, 2017, in his capacity as a non-employee director, Mr. Becht purchased a 1,000,000 share grant of Series A Preferred Stock, par value $0.01 per share, for an aggregate purchase price of $10,000 to compensate him for services performed in connection with closing the acquisition of the P&G Beauty Business, aiding with the transition of the new chief executive officer into his role and integrating the P&G Beauty Business. Under the terms provided in the subscription agreement, the Series A Preferred Stock vested immediately on the date of grant and may be exchanged for the fair market value per share of our Class A Common Stock on the date of exchange less the sum of the fair market value per share of our Class A Common Stock on the original issue date of the Series A Preferred Stock and $3.50 (the “Preferred Net Value”) on the earlier of the fifth anniversary of the grant date (March 27, 2022) and Mr. Becht’s death or disability. At our sole election, Mr. Becht may receive the Preferred Net Value in cash or, if approved by our stockholders, in shares.

EXECUTIVE OFFICERS
Executive Officers
The following table sets forth certain information concerning our executive officers as of September 23, 2019. Information regarding Mr. Laubies is set forth above under “Proposal No. 1: Election of Directors—Director Nominees”.

Name	Age	Position Held(1)
Pierre Laubies	63	Chief Executive Officer
Pierre-André Terisse	53	Chief Financial Officer
Sophie Hanrot	51	Chief Human Resources Officer
Edgar Huber	57	President, Luxury
Fiona Hughes	46	Chief Marketing Officer, Consumer Beauty
Greerson G. McMullen	57	Chief Legal Officer, General Counsel and Secretary
Sylvie Moreau	48	President, Professional Beauty
Giovanni Pieraccioni	60	Chief Operating Officer, Consumer Beauty
Daniel Ramos	46	Chief Scientific Officer

(1) On September 9, 2019, the Company announced a refined leadership organization for Supply Chain and that, in connection with this redesign, Luc Volatier would no longer serve in his role as Chief Global Supply Officer or a member of the Executive Committee. It is expected that the Company will appoint a leader of Procurement and a leader of Supply Operations, each of whom will be an executive officer and a member of the Executive Committee. On an interim basis, Procurement will be led by Gianluca Colombo, as Chief Procurement Officer, and Supply Operations will be led by Jean-Claude Thomas, as Chief of Supply Operations.

Pierre-André Terisse has served as Chief Financial Officer since February 2019 and is a member of our Executive Committee. Mr. Terisse oversees our finance organization. Mr. Terisse has nearly 30 years of public company finance experience, the majority of which was spent at Danone, S.A., a leading global food processing group, most recently as General Manager of Danone’s Africa Division from 2015 to 2017, where he designed and implemented the division’s strategy, operational foundations and innovation pipeline, and Group Chief Financial Officer and member of the Executive Committee from 2008 to 2015, and Secretary of the Board from 2010. In 2017, he founded MAYI Africa, a privately-held company. Mr. Terisse holds a Bachelor’s Degree in Business and Management from IAE Lyon III and a Master’s Degree in Finance from EM Lyon Business School.
Sophie Hanrot has served as Chief Human Resources Officer since July 2019 and is a member of our Executive Committee. Ms. Hanrot oversees the Company’s human resources strategic leadership, including talent management, organizational and culture development, performance management, compensation and benefits, and human resources information systems. Prior to this, Ms. Hanrot served as Senior Vice President of Human Resources in the Company’s Luxury Division from 2016. Ms. Hanrot has 20 years of experience in human resources and talent management with a focus on the Beauty industry, including Global Head of Talent at Louis Vuitton, a global luxury fashion and retail company, from 2013 to 2016, and Global Management Development Director at L’Oréal S.A., a leading worldwide beauty company, from 2010 to 2013. Ms. Hanrot started her career in retail and marketing before choosing to enter the HR field by joining the global executive search firm Russell Reynolds Associates and then Heidrick & Struggles Inc. and subsequently establishing her own executive and coaching consultancy. Ms. Hanrot received a Bachelor’s in marketing from ESCP Europe Business School and Master in NLP from the Institut Français de ProgrammationNeuroLinguistique.
Edgar O. Huber has served as President, Luxury since October 2016 and is a member of our Executive Committee. Mr. Huber oversees our Luxury division globally and is responsible for brand performance across all regions and distribution channels including travel retail. Prior to serving in this position, Mr. Huber served as President, Global Markets from November 2015 to October 2016 during which he oversaw sales execution and steered our business according to specific consumer and retailer needs and priorities. Prior to joining the Company, Mr. Huber was Director,

President and Chief Executive Officer of Lands’ End, Inc., a leading global apparel retail brand, from 2011 to 2015. He served as President and Chief Executive Officer of the Juicy Couture Division of Liz Claiborne, Inc., from September 2008 to January 2011. He has over 15 years of service in a number of senior roles at L’Oréal, S.A. and he was a key account and brand manager for Mars, Incorporated. The Company has announced that, effective January 1, 2020, Mr. Huber will be appointed President of Americas & Asia Pacific and Simona Cattaneo, currently Chief Marketing Officer, Luxury, will be appointed President of Luxury Brands. Mr. Huber holds a Bachelor of Arts degree from the Handelsakademie Innsbruck/Telfs, Austria and a Masters of Business Administration from the Wirtschaftsuniversität Wien (Vienna University of Economics and Business), Austria. Mr. Huber has also completed the International Management Program at HEC (Haute Etudes Commerciales) in Jouy-en-Josas, France, and the CEDEP (General Management Program) at INSEAD in Fontainebleau, France.
Fiona Hughes has served as Chief Marketing Officer, Consumer Beauty since June 2019 and is a member of our Executive Committee. Ms. Hughes leads the marketing strategies for the Company’s Consumer Beauty division. The Company has announced that, effective January 1, 2020, Ms. Hughes will be appointed President of Consumer Beauty Brands. Prior to joining the Company, Ms. Hughes had over 20 years of experience leading brands to success through transformative marketing strategies. Ms. Hughes served as the Chief Marketing Officer and Executive Committee member at Jacobs Douwe Egberts B.V., a leading global coffee and beverage company, from 2013 and prior to that, she served in various global and regional marketing roles in the Pet Care group at Mars, Incorporated, a manufacturer of food products. Ms. Hughes holds Bachelor degrees in Business (Marketing) & Arts (Japanese) from Swinburne University of Technology in Australia.
Greerson G. McMullen has served as Chief Legal Officer, General Counsel and Secretary since October 2016 and is a member of our Executive Committee. He is responsible for overseeing the Company’s legal affairs worldwide.  Prior to joining the Company, Mr. McMullen worked at Schweitzer-Mauduit International Inc., an international papers and materials engineering company, from May 2013, where he acted as Executive Vice President, Strategy and Licensing, General Counsel and Secretary (holding the Strategy and Licensing title from March 2016). Prior to this, he served as Senior Vice President, General Counsel, Government Affairs and Secretary of The ServiceMaster Company, LLC, a residential services company, from 2007 to May 2013 (holding the Government Affairs title from March 2010). Prior to this, Mr. McMullen was a general counsel within General Electric for almost eight years and worked in private practice before then. Mr. McMullen brings over 25 years of legal experience to the Company. Mr. McMullen received a juris doctor from the University of Virginia School of Law and a Bachelor of Science degree in Foreign Service from Georgetown University.
Sylvie Moreau has served as President, Professional Beauty since October 2016 and is a member of our Executive Committee. Ms. Moreau oversees our Professional Beauty division globally and is responsible for brand performance across all regions and distribution channels. Prior to October 2016, Ms. Moreau was with P&G from 1994 and served as Executive Vice President of Wella, the salon professional division of P&G. Ms. Moreau has over 22 years of experience in a variety of positions in local, regional and international roles within P&G. Ms. Moreau holds a Master of International Business from NHH Bergen Norway and a Master of Business Administration from ESSEC Business School of Cergy Pontoise, France.
Giovanni (“Gianni”) Pieraccioni has served as Chief Operating Officer, Consumer Beauty since January 2019 and is a member of our Executive Committee. Mr. Pieraccioni is responsible for commercial operations, e-commerce and supply chain in the Company’s consumer business, consisting of color cosmetics, retail hair-color and styling, body care and mass fragrances. The Company has announced that, effective January 1, 2020, Mr. Pieraccioni will be appointed President of EMEA (Europe, Middle East and Africa). Mr. Pieraccioni brings over 30 years of international consumer goods experience in beauty, personal care, luxury accessories, home care, laundry detergents and food and beverages. Prior to joining the Company, he served as the Chief Operating Officer, Markets at Revlon, Inc., a leading global beauty company, from January to October 2017, as its Executive Vice President and Chief Operating Officer from February 2016 to January 2017 and its Executive Vice President, Global President - Revlon Consumer Division from February 2014 to February 2016. Prior to that, Mr. Pieraccioni began his career in marketing at P&G, then held positions of increasing responsibility in marketing, sales and general management for PepsiCo, Inc. and Johnson & Johnson S.p.A. in Europe, North America and South America and then led a few small cap European companies in luxury accessories and spirits. Mr. Pieraccioni has a degree cum laude in Economics from the L.U.I.S.S. University of Rome, Italy.

Daniel Ramos has served as Chief Scientific Officer since September 2017 and is a member of our Executive Committee. He is responsible for all scientific affairs and global regulatory affairs, as well as our global consumer affairs team. Mr. Ramos has over 20 years of international consumer goods research and development experience. Prior to joining the Company, Mr. Ramos served as Chief Science Officer of Revlon, a global beauty company, from July 2015 to January 2017. Prior to that, Mr. Ramos held various roles at Reckitt Benckiser from August 2011 to June 2015, most recently as Vice President, R&D Health Care. He received an Engineer’s degree, Chemical Engineering from Universidad Simon Bolivar and a Master of Business Administration from Universidad Metropolitana.
Each executive officer serves for a one-year term ending at the next meeting of our Board at which executive officers are elected or, if earlier, his or her death, resignation or removal, subject to his or her applicable employment agreement.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the number of shares of our Class A Common Stock beneficially owned as of August 30, 2019, by (i) each person who is known by us to own beneficially more than 5% of our Class A Common Stock, (ii) each current member of our Board of Directors and Director nominees, (iii) each named executive officer, as identified below, and (iv) all current directors on our Board, nominees and executive officers, as a group. A person is a “beneficial owner” of a security if that person has or shares voting or investment power over the security or if that person has the right to acquire sole or shared voting or investment power over the security within 60 days. Unless otherwise noted, these persons, to our knowledge, have sole voting and investment power over the shares listed.
Applicable percentage ownership is based on 754,184,855 outstanding shares of Class A Common Stock as of August 30, 2019.
In computing the number of shares of Class A Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 30, 2019 and subject to RSUs and phantom stock units that are vested but not settled or that are going to vest and are expected to settle within 60 days of August 30, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Class A Common Stock Beneficially Owned (August 30, 2019)
Name of Beneficial Owner	Shares(1)%
Cottage Holdco B.V./JAB Cosmetics B.V.	453,020,332	(2)	60.0
FMR LLC	63,208,972	(3)	8.4
Franklin Resources, Inc.	51,764,856	(4)	6.9
Massachusetts Financial Services Company	37,615,521	(5)	5.0
Millennium Management LLC	41,068,796	(6)	5.4
The Vanguard Group, Inc.	49,407,343	(7)	6.6
Pierre Laubies	3,218,675	(8)	*
Camillo Pane	336,142		*
Pierre-André Terisse	152,000		*
Patrice de Talhouët	207,297		*
Ayesha Zafar	28,761	(8)	*
Edgar Huber	211,512	(8)	*
Greerson G. McMullen	161,725	(8)	*
Luc Volatier	453,488		*
Beatrice Ballini	—		*
Sabine Chalmers	—		*
Joachim Creus	—		*
Pierre Denis	—		*
Joachim Faber	223,068		*
Olivier Goudet	121,666	(9)	*
Peter Harf	11,456,146	(9)	1.5
Anna-Lena Kamenetzky	—		*
Paul S. Michaels	—		*
Erhard Schoewel	381,473		*
Robert Singer	255,812		*
All current Directors, Nominees and Executive Officers as a Group (20 persons)	16,530,824	(8)(9)	2.2

*	Less than one percent
(1)
Includes shares of Class A Common Stock subject to Stock Options or matching Elite Stock Options (as defined below) that are currently exercisable or exercisable within 60 days of August 30, 2019, and RSUs or phantom stock units, if any, that are vested but not settled or that will vest and are expected to settle within 60 days of August 30, 2019. The RSUs issued to the non-employee directors as compensation, and shown in footnote 3 to the Non-Employee Directors Compensation for Fiscal Year 2019 table above, represent the right to receive shares of Class A Common Stock after termination of service as a member of the Board and thus may be deemed to be beneficially owned by such non-employee directors. These shares are not included in the “Shares” column.

(2)
Based solely on a Schedule 13D and a Form 4 each filed with the SEC on May 1, 2019. Cottage Holdco B.V., a private limited liability company organized under the laws of the Netherlands, and a wholly owned subsidiary of JAB Cosmetics B.V., has voting power and dispositive power over these shares. JAB Cosmetics B.V., a direct subsidiary of JAB Holdings B.V. and an indirect subsidiary of Lucresca SE (“Lucresca”), Agnaten SE (“Agnaten”), each of which is a company with its registered seat in Austria, and JAB Holdings B.V., a Netherlands corporation, Lucresca and Agnaten indirectly have shared voting and investment control over the shares held by Cottage Holdco B.V. Lucresca and Agnaten are each controlled by Renate Reimann-Haas, Wolfgang Reimann, Stefan Reimann-Andersen and Matthias Reimann-Andersen, who with Peter Harf and Olivier Goudet exercise voting and investment authority over the shares held by JAB Cosmetics B.V. Lucresca, Agnaten, JAB Cosmetics B.V. and JAB Holdings B.V. disclaim the existence of a “group” and disclaim beneficial ownership of these securities except to the extent of a pecuniary interest therein. The address of Lucresca and Agnaten is Rooseveltplatz 4-5/Top 10, A-1090 Vienna, Austria and the address of Cottage Holdco B.V., JAB Cosmetics B.V. and JAB Holdings B.V. is Oosterdoksstraat 80, NL 1011 DK Amsterdam, The Netherlands.

(3)
Based solely on a Schedule 13G/A filed on February 13, 2019. Represents shares of Class A Common Stock beneficially owned by FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC, and she, together with members of her family may be deemed a controlling group with respect to FMR LLC. FMR LLC has sole voting power over 11,229,823 shares and FMR LLC has sole dispositive power over 63,208,972 shares. The address for FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(4)
Based solely on a Schedule 13G filed on January 22, 2019. Represents shares of Class A Common Stock beneficially owned by Franklin Resources, Inc. Franklin Resources, Inc. has sole voting power over 40,784,988 shares, shared dispositive power over 17, 300 shares and sole dispositive power over 41,004,388 shares. The address for Franklin Resources, Inc.  One Franklin Parkway San Mateo, CA 94403‑1906.

(5)
Based solely on Schedule 13G filed on February 13, 2019. Represents shares of Class A Common Stock beneficially owned by Massachusetts Financial Services Company. Massachusetts Financial Services Company has sole dispositive power over 37,615,521 shares and sole voting power over 34,615,451 shares. The address for Massachusetts Financial Services Company is 111 Huntington Avenue, Boston, Massachusetts 02199.

(6)
Based solely on a Schedule 13G filed on April 4, 2019. Represents shares of Class A Common Stock beneficially owned by  Integrated Core Strategies (US) LLC, ICS Opportunities II LLC, ICS Opportunities, Ltd., Integrated Assets, Ltd., Millennium International Management LP, Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander, which together have shared voting power over 41,068,796 shares and shared dispositive power over 41,068,796 shares. The address for each of these entities and Mr. Englander is 666 Fifth Avenue New York, New York 10103.

(7)
Based solely on a Schedule 13G/A filed on February 11, 2019. Represents shares of Class A Common Stock beneficially owned by The Vanguard Group (“Vanguard Group”), which wholly owns Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., investment managers that beneficially own shares. Vanguard Group has sole voting power over 543,254 shares, shared voting power over 100,666 shares, sole dispositive power over  48,792,462 shares and shared dispositive power over 614,881 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(8)
Includes the following: (a) pledged shares: Mr. McMullen: 161,725 and, in addition to these shares pledged, a total of 214,124 shares pledged by other current executive officers and (b) RSUs that are scheduled to vest within 60 days of August 30, 2019: Mr. Huber: 47,942 RSUs and Ms. Zafar: 7,191 RSUs and, in addition to these RSUs, a total of 28,046 RSUs held by other current executive officers. In addition, Mr. Laubies beneficially owns all 7,905,341 issued and outstanding shares of Series A-1 Preferred Stock, as described below, which have no voting rights, and all current executive officers and directors as a group beneficially own none of the 1,495,074 issued and outstanding shares of Series A Preferred Stock, as described below, which have no voting rights.

(9)	Each of Messrs. Harf and Goudet disclaim beneficial ownership in any shares held by Cottage Holdco B.V. and JAB Cosmetics B.V. except to the extent of a pecuniary interest therein.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely on our review of such forms, or written representations from certain reporting persons that no other reports were required for those persons, we believe that all filing requirements applicable to our executive officers, directors, and greater than 10% beneficial owners were complied with during fiscal year 2019, except that the Form 3 on behalf of Mr. Terisse was filed two days late.
PROPOSAL NO. 2
APPROVAL OF ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION (SAY-ON-PAY)
In accordance with Section 14A of the Exchange Act, we are asking stockholders to vote, on a non-binding advisory basis, to approve compensation paid to our named executive officers. Executive compensation is disclosed in our “Compensation Discussion and Analysis” (“CD&A”) and the tables and text following the CD&A.
We believe that our compensation program is competitive, stimulates business growth through long-term incentives, and further aligns the named executive officers’ interests with those of the Company’s stockholders. We also believe that our compensation program is effectively designed to attract and retain high quality talent.
Proposal: In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the CD&A, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2019 Annual Meeting of Stockholders.
Recommendation: The Board recommends voting FOR the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the CD&A and related compensation tables and discussion in the Proxy Statement.
Vote Required: This advisory vote, commonly referred to as “Say-on-Pay”, requires the affirmative vote of a majority of the votes cast. The advisory proposal is not binding on our Board. However, our Board values our stockholders’ opinions and the RNC will take into account the outcome of the advisory vote when considering future named executive officer compensation. The Board has adopted a policy providing for annual “Say-on-Pay” advisory votes. Unless the Board modifies its policy on the frequency of holding “Say-on-Pay” advisory votes, the next “Say-on-Pay” advisory vote will occur in 2020.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This section of the Proxy Statement describes our executive compensation philosophy, objectives and design; our compensation-setting process; our executive compensation program components; and the decisions made for fiscal year 2019 with respect to the compensation of each of our named executive officers (“NEO”) for fiscal year 2019. In support of our ongoing transformation and the design of our strategic roadmap for future growth, a number of organizational and executive changes occurred during fiscal year 2019, including the appointment of our new Chief Executive Officer and Chief Financial Officer. As a result, our NEOs for fiscal year 2019, who are the executive officers who appear in the Summary Compensation Table below, are:

•	Pierre Laubies, Chief Executive Officer (has served since November 12, 2018);

•	Camillo Pane, former Chief Executive Officer (served until November 11, 2018);

•	Pierre-André Terisse, Chief Financial Officer (has served since February 1, 2019);

•	Patrice de Talhouët, former Chief Financial Officer (served until September 15, 2018);

•	Ayesha Zafar, Senior Vice President, Group Controller and former Interim Chief Financial Officer

•	(served as Interim Chief Financial Officer from September 16, 2018 until January 31, 2019);

•	Edgar Huber, President, Luxury;

•	Greerson G. McMullen, Chief Legal Officer, General Counsel & Secretary; and

•	Luc Volatier, former Chief Global Supply Officer (served from January 14, 2019 until September 9, 2019).
Overview of Executive Compensation Philosophy & Objectives
The Company’s compensation programs for our NEOs are designed to attract, retain, motivate and reward leaders who create value for the Company and its stockholders. Accordingly, the Company seeks to provide competitive compensation with components that:

•	pay for performance by rewarding executives for leadership excellence and financial performance in line with the Company’s strategic goals; and

•	align executives’ interests and risk orientation with the Company’s business goals and the interests of the Company’s stockholders.
Elements and Design of Executive Compensation
Our standard NEO compensation program consists of base salary, annual cash incentive awards under our Annual Performance Plan (“APP”) and long-term equity awards under our Equity and Long-Term Incentive Plan, as from time to time amended (“ELTIP”). In addition, to encourage executive stock ownership to align the executives’ interests with stockholder interests, we established our Elite stock investment program (“Elite”) and adopted stock ownership guidelines.

We also provide certain benefits and perquisites in line with general practice in the country in which the NEO resides and certain payments in lieu of pensions. Variable pay under our APP and ELTIP has been and will continue to be the most significant element of our standard NEO compensation program. Annual salary generally accounts for less than 25% of total annual target compensation.
In light of the new executive appointments and various business challenges, for fiscal year 2019, the Board carefully reviewed the compensation packages of the newly appointed executives as well as appropriate modifications to the compensation packages for the continuing executives. Accordingly, in light of peer comparisons and in order to remain competitive and retain and further incentivize key executives in connection with the Company’s business strategy and environment, the RNC considered the impact of modifying the standard compensation program and reviewed and approved certain additions and changes to the program that are discussed in more detail below. The employment agreements are described in “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements”.
The Company’s fiscal year 2019 standard executive compensation program applicable to the NEOs consisted of the following principal elements:

Compensation Element	Method for Establishing its Value	Form of Payment	Who Establishes Objectives and Participation
Base Salary	Compensation Peer Group analysis, adjusted, as applicable, to reflect merit-based increases	Cash	Except with respect to their own compensation, the Chief Human Resources Officer (“CHRO”) and the CEO recommend, subject to RNC review and approval.
APP: Annual Incentive	Collective performance as defined by core business performance metrics applicable to each NEO	Cash
Except with respect to their own compensation, the CHRO and the CEO recommend, subject to RNC approval of: (i) NEO participation level in and awards under the annual incentive program and (ii) corporate and business unit objectives. RNC determines performance against corporate and business unit objectives.

ELTIP: Long-Term Incentive	Compensation Peer Group analysis adjusted to reflect the total pool size and subjective review of NEO individual performance	RSUs with a five-year graded vesting period from the grant date, or Series A Preferred Stock that generally vests over a five-year graded vesting period from the grant date, as described below
Except with respect to their own compensation, the CHRO and the CEO recommend target grant levels for each NEO, subject to RNC approval of: (i) target grant levels and (ii) evaluation of performance against target.

Elite: Stock Investment Program	NEO investment in Class A Common Stock
Matching awards of Elite Stock Options or Series A or A-1 Preferred Stock that generally vest over a five-year period after the grant date. Each award is subject to full or partial forfeiture in the event that the NEO does not achieve and maintain a minimum level of Class A Common Stock ownership
Except with respect to their own compensation, the CHRO and the CEO recommend, subject to RNC approval of: target investment levels for each NEO.
The Company believes that the program plays a key role in providing the appropriate incentives to drive success, which in turn, should help drive improved operating and financial results reflected in improved total stockholder return.

Fiscal Year 2019 Compensation Decisions and Structure
Base Salary and Target Incentive Compensation Determinations
The RNC annually reviews the structure of the Company’s executive compensation program and, within that program, each executive officer’s target total direct compensation, which is comprised of annual base salary, target annual cash bonus (short-term incentive) and target annual equity-based compensation (long-term incentive). These targets are generally based on a percentage of the NEO’s annual base salary and level and scope of responsibility and are reviewed regularly. To balance incentives to achieve short-term and long-term success, NEOs’ compensation includes annual grants of long-term equity-based compensation under the ELTIP as well as annual cash awards under our APP, as described in more detail below.
Competitive Compensation. Our compensation program for our NEOs is designed to compensate our NEOs competitively to ensure that we attract and retain the right talent to deliver stockholder value. We benchmark our compensation against a peer group of companies that includes companies against whom we compete for key talent (the “Compensation Peer Group”), which is described more fully below. We target total direct NEO compensation at or around the median of the Compensation Peer Group and provide the NEOs with the opportunity to earn total direct compensation toward the third quartile of the Compensation Peer Group based on exceptional performance.
Annual Salary Determination. We pay base salaries to provide executives with a secure, fixed base of cash compensation in recognition of individual responsibilities and job performance. Consistent with our pay-for-performance philosophy, base salary accounted for less than 25% of each NEO’s fiscal year 2019 target total direct compensation.
Salary levels are typically set and reviewed by the RNC annually and in connection with the appointment of a new executive. Salaries and any salary increases are approved by the RNC after a comparative analysis of base salaries for similar positions among the Compensation Peer Group. When determining base salaries, the RNC considers external competitive market conditions in addition to total direct compensation targets and personal performance and internal comparisons. In light of this review, for fiscal year 2019, Messrs. Huber and McMullen and Ms. Zafar received an annual merit salary increase of 14.4%, 2.1% and 3.6%, respectively, based on the currency in which the salary is paid. Ms. Zafar’s increase also reflected a salary supplement for the period during which she served as Interim Chief Financial Officer. The salaries for Messrs Laubies, Terisse and Volatier were based in large measure on competitive benchmarking and their experience levels and past success, and were set at $1,494,979 (payable in British pounds), $775,944 (payable in Euros) and $653,617 (payable in Swiss francs), respectively, with the dollar value calculated using the average monthly exchange rate during the fiscal year.
Annual, Variable Performance-Based Pay. The APP, our annual cash bonus plan, is a key component of the compensation program for our NEOs. Our APP is designed to stimulate achievement of business results by linking highly performance-based, at-risk annual cash incentives up to a set maximum amount to the achievement of collective performance targets. In addition to establishing individual target percentages of annual salary for each NEO, the RNC establishes collective targets based on key business objectives that we believe drive Company performance and stockholder value. We generally believe that setting several, interdependent, collective targets provides meaningful metrics and aligns the APP with Company and divisional performance (through the use of the core business performance metrics). Accordingly, as it did in fiscal year 2018, the RNC initially considered fiscal year 2019 APP targets based on net revenue, operating income and working capital. During fiscal year 2019, however, in light of the new focus of our leadership, short-term business pressures and unanticipated business challenges, the RNC determined that it would be beneficial to reduce the number of APP goals to focus more closely on improving our financial performance and deleveraging. We believe that the APP encourages, reinforces and rewards delivery of financial and operational performance that should directly impact stockholder value. The establishment of APP goals and the determination of the achievement against those goals to establish the APP payout is described in greater detail below.
Long-Term Incentive Compensation
Annual Equity-Based Compensation Awards. We seek to closely align the interests of our NEOs with those of our stockholders through a compensation program in which a significant portion of total compensation is paid through equity-based long-term incentives. In fiscal year 2013, we adopted the ELTIP, which governs all equity awards granted to employees after its adoption, including awards under Elite and Post-Platinum (as discussed below). Long-term equity-based compensation provides direct alignment between our NEOs’ and stockholders’ interests. Generally, the RNC determines a target value for annual equity-based awards for each NEO generally based on level, job scope and impact, which are made in the form of awards of RSUs under the ELTIP with a five-year vesting period tied to continued employment with the Company that the RNC believes would help ensure long-term retention of key executive talent and a longer-term strategic perspective. Our equity compensation programs encourage retention of, and long-term focus by, our NEOs by giving them an ownership stake in our future growth and financial success.
Fiscal Year 2019 Modifications to the Standard Compensation Program
In light of business and stock price pressures that created retention concerns during the year, the RNC undertook a review of possible strategies to mitigate retention challenges. As a result, the RNC considered and approved modifications to the standard compensation program to further motivate, attract and retain the Company’s talent, including off-cycle stock option awards, a one-time special cash bonus and a modification to the vesting schedule of certain equity awards, as described in more detail below.
Special Stock Option Awards. To offset financial pressures resulting from the Class A Common Stock price volatility and the perceived reduction in value of certain outstanding equity awards and to encourage retention, the RNC considered the benefit of an off-cycle equity award for a limited number of executives participating in the Elite program, including Mr. Huber, Mr. McMullen and Ms. Zafar. The RNC approved special awards of stock options (“Off-Cycle Options”) to certain executives in February 2019. The vesting of these awards is consistent with the newly adopted graded five-year vesting schedule discussed below.
Special Retention Cash Bonus Awards. In connection with the RNC’s consideration of retention challenges in light of business pressures, the RNC determined to grant certain members of our senior management a special cash bonus (in the NEO’s local currency) equivalent to $500,000. The RNC determined that such an award would serve to incentivize and retain certain members of our senior management, including Messrs. Huber and McMullen, and energize their commitment to achieve the Company’s goals. In the event that the executive voluntarily resigns before December 31, 2019, reimbursement to the Company would be required
Revised Vesting Schedule. After review of the equity award vesting schedule applied by our peers and general market practices, the RNC determined that modifying the vesting schedule for the Company’s RSUs from a five-year cliff vesting schedule to a more graded schedule would serve to increase the perceived value of the awards, render the awards more competitive and serve as a better retention and incentive tool. As a result, in October 2018, the RNC approved an amendment to the vesting schedule for most future RSU awards, as well as the bulk of the outstanding RSU awards granted since October 5, 2016, such that 60% of the RSUs or shares covered by an award would vest on the third anniversary of the date of grant with 20% vesting on each of the fourth and fifth anniversaries of the date of grant. A consistent change was made to the award agreements to accommodate the changed vesting schedule with respect to pro rata vesting in the event of a termination of employment due to death, disability or retirement. It is currently anticipated that a similar change to the vesting schedule for stock options will only be made in limited circumstances.
Compensation Arrangements for New Executive Officers. With the hiring of several new executive officers in fiscal year 2019, including Messrs. Laubies, Terisse and Volatier, the RNC carefully considered the appropriate levels and mix of compensation to establish incentives that are linked to the Company’s goals and align the executives’ interests with those of the stockholders and are also consistent with internal and external competitive comparisons.
Mr. Laubies. In connection with his appointment as Chief Executive Officer, the RNC determined that it would be appropriate to provide a more entrepreneurial structure to Mr. Laubies’s compensation program. In that vein, it approved an initial compensation package providing for: (i) an annual base salary equivalent to $1,500,000; (ii) participation in the Company’s Elite stock investment program (described below), with a target investment amount of $20,000,000 to be attained by December 31, 2018, which was subsequently increased to a total investment amount of $30,000,000; (iii) participation in the employee benefit plans generally made available to senior officers of the Company; and (iv) an initial grant of RSUs with a value equal to $5,000,000 and a graded five-year vesting schedule, subject to his continued employment. The RNC believes that this higher and significant level of long-term stock-based compensation, without an annual cash-based incentive, provides a more direct link to the Company’s strategy for the future and its stockholders.

Mr. Terisse. In connection with Mr. Terisse’s appointment as Chief Financial Officer, the RNC approved an initial compensation package providing for: (i) an annual base salary in the amount of 680,000 Euros (equal to $775,944); (ii) an APP cash bonus with a target of 70% of his annual base salary; (iii) participation in the Elite program, with a target investment amount of $2,500,000; (iv) eligibility for annual long-term incentive awards, in such amounts and in such form as the Board, or a committee thereof, may approve; (v) participation in the employee benefit plans generally made available to senior officers of the Company; and (vi) an initial grant of RSUs with a value equal to $1,500,000 and a graded five-year vesting schedule, subject to his continued employment.
Mr. Volatier. In connection Mr. Volatier’s appointment as Chief Global Supply Officer, the RNC approved an initial compensation package providing for: (i) an annual base salary in the amount of 650,000 Swiss francs (equal to $653,617); (ii) an APP cash bonus with a target of 70% of his annual base salary; (iii) participation in the Elite program, with a target investment amount of $5,000,000; (iv) eligibility for annual long-term incentive awards, in such amounts and in such form as the Board, or a committee thereof, may approve; (v) participation in the employee benefit plans generally made available to senior officers of the Company; and (vi) an initial grant of RSUs with a value equal to $1,500,000 and a graded five-year vesting schedule, subject to his continued employment.
Stock Ownership—The Elite Program.
We strongly believe in encouraging stock ownership by our NEOs. In conjunction with the stock ownership guidelines discussed below, we have designed certain other equity compensation programs to promote stock ownership and investment in the Company in order to align the interests of our executives with those of our stockholders.
During fiscal year 2017, in connection with the acquisition of the P&G Beauty Business, we replaced our earlier equity programs, including the Post-Platinum program (described below), with the Elite program under our ELTIP (collectively, the “Executive Ownership Programs”). Executives enrolled in Elite are assigned a level of investment in our shares of Class A Common Stock corresponding to their job level and business scope. Pursuant to the program, they subscribe to purchase shares of Class A Common Stock and are awarded matching stock options to purchase Class A Common Stock (“Elite Stock Options”) or, in specific instances, instead purchase Series A or Series A-1 Preferred Stock (collectively, the “Series Preferred Stock”) based on their assigned investment level. The Elite Stock Options or Series Preferred Stock generally fully vest over five years from the grant date but are subject to forfeiture, in whole or in part, if the executive does not own and maintain his or her investment level or subscription amount (as described further below) of Class A Common Stock, or is no longer employed by the Company, through the vesting date.
More specifically, under Elite, each executive subscribes to a certain level of investment in Class A Common Stock (the “Subscription Amount”) equal to at least 60% (and up to 100%) of his or her designated individual investment opportunity (the “Investment Target Value”). For each share of Class A Common Stock purchased (each, an “Elite Share”) up to the Subscription Amount, the executive receives three matching Elite Stock Options, which award of Elite Stock Options is made upon the executive’s entry into Elite, or purchases three matching shares of Series Preferred Stock at a purchase price equal to $0.01 per share in the case of Series A Preferred Stock and $0.10 per share in the case of Series A-1 Preferred Stock. Each executive generally has a one-year investment period (the “Investment Period”) to purchase Elite Shares to meet his or her Subscription Amount, other than Mr. Laubies whose Investment Period was less than a year for his inital Investment Target Value. At the end of the Investment Period, if the executive has purchased Elite Shares equivalent to his or her Subscription Amount, the executive retains (and is eligible to vest in), the full number of matching Elite Stock Options or Series Preferred Stock awarded. However, if the executive has achieved less than 60% of his or her Investment Target Value during the Investment Period, all matching Elite Stock Options or Series Preferred Stock, as applicable, are immediately cancelled and forfeited. If the executive has achieved at least 60% of the Investment Target Value but less than the Subscription Amount, the matching Elite Stock Options or Series Preferred Stock are pro-rated to match the actual investment level with the balance immediately cancelled and forfeited pursuant to their terms.
During fiscal year 2015, we permitted certain executives designated by the RNC, including Messrs. de Talhouët and Pane, to invest in our shares under a different program, our Post-Platinum program under our ELTIP (“Post-Platinum”). Under Post-Platinum, such executives purchased Series A Preferred Stock that would generally vest five years from the grant date but is subject to forfeiture, in whole or in part, if the executive does not own and maintain his or her designated investment level or subscription amount of Class A Common Stock prior to the vesting date. In connection with the adoption of our Elite program, the executives invested in Post-Platinum were permitted to retain their investment in Post-Platinum. In connection with Messrs. Pane’s and de Talhouët’s termination of services to the Company, their shares of Series A Preferred Stock were forfeited and redeemed by the Company, pursuant to their terms.

Upon exchange of vested Series Preferred Stock under both Elite and Post-Platinum, the executive receives, in cash or shares, at our sole election, the fair market value of our Class A Common Stock on the exchange date of the Series Preferred Stock less the sum of the fair market value of our Class A Common Stock on the original issue date of the Series Preferred Stock and a “hurdle” price specified in the executive’s subscription agreement. The Series Preferred Stock generally vests on the earlier of five years after the grant date, the executive’s death or disability or termination under certain circumstances following a change in control. As such, the benefit provided under the Series Preferred Stock will always be based solely on the increase in value of our Class A Common Stock after the date of grant and the Series Preferred Stock will not have any value until the value of our Class A Common Stock exceeds the value of such shares on the date of grant plus the specified hurdle. We issue Series Preferred Stock to certain foreign executives because it may provide executives with the potential for long term capital gain treatment under the laws of one or more non-U.S. tax regimes.
To receive the matching incentive equity granted or purchased under the Executive Ownership Programs, as applicable, Mr. Laubies, our CEO, was able to purchase shares of Class A Common Stock with a value equal to $20 million (subsequently increased to $30 million) and the other members of the Executive Committee may purchase shares with a value equal to $1.8 million to $5 million. All of the NEOs have invested in Elite or Post-Platinum. Shares purchased under these programs are not taken into account when benchmarking executive compensation. For information on the NEOs’ holdings of Elite Stock Options and Series Preferred Stock under the Executive Ownership Programs, see “Outstanding Equity Awards at 2019 Fiscal Year End”.
We use the Binomial Lattice methodology and have used the Black-Scholes methodology to value Series Preferred Stock awards and the Black-Scholes methodology to value stock option awards.
2019 Annual Incentive Compensation Goals under the APP--Performance Metrics
We provide for the opportunity to earn annual incentive cash compensation awards under the APP. The APP is a key component of the standard compensation program for our NEOs. It is designed to stimulate achievement of business results by linking annual cash awards with the achievement of quantifiable performance measures.
Performance Metrics. The RNC developed potential APP awards based on the achievement of performance targets for fiscal year 2019 for Coty Inc. and its divisions and determined which targets would be applicable to each NEO, subject to adjustment for a variety of items, including acquisition and disposition activity. Initially, consistent with its approach last year, the RNC considered fiscal year 2019 APP targets based on three financial performance metrics--net revenue, operating income and working capital. During fiscal year 2019, however, in light of the new focus of our leadership, unanticipated business challenges and near-term business objectives, the RNC determined that it would be beneficial to modify the APP goals to focus more closely on improving our profitability while creating a greater focus on an appropriate net debt leverage position that would also create a focus on cash generation. Accordingly, for APP purposes for fiscal year 2019, the RNC determined that executive performance for Coty Inc. and each division would be measured based on its respective fiscal year 2019 adjusted operating income. For this purpose, adjusted operating income was defined as Operating Income, adjusted to exclude gains and losses from disposal, business structure realignment programs and acquisition-related costs.
In addition, fiscal year 2019 APP awards were conditioned on meeting a minimum leverage ratio threshold at the end of each of the third and fourth quarter of the 2019 fiscal year. A priority for fiscal year 2019 was sustaining our Net Debt Leverage Ratio (“NDLR”) at an acceptable level since it determines our interest rates under our credit facilities and is seen as an important financial indicator used by banks, analysts, suppliers and investors to assess our financial health. For APP purposes, NDLR was calculated by dividing our net debt level (Gross Debt less cash) by our last 12 months of Adjusted EBITDA plus future synergies. Adjusted EBITDA for APP purposes was calculated pursuant to the definition in our primary credit facility as Earnings before Interest, Tax, Depreciation and Amortization and further adjusted for unusual or non-recurring items, such as expected synergies from acquisitions. Accordingly, no APP awards would have been paid if the threshold NDLR of 5.25 was exceeded in either the third or fourth quarter of fiscal year 2019. This threshold was satisfied in each quarter.
The RNC, upon the advice of management, selected these performance measures because it believed at that time, that, in light of the supply chain disruptions and other near-term performance challenges facing the Company, as identified by the new leadership team, they were the most appropriate means to incentivize and measure achievement of our objectives. They would help us focus clearly on our goal of building a better and more robust business characterized by an emphasis on the quality of our growth and the strength of our P&L and to enable us to generate more resources to invest for growth in the future. They were also intended to align our incentives with a focus on the metrics that were considered most important to the business. While each target was considered achievable, a superior level of performance was required to receive an award above the target level.
Our performance targets for Coty Inc. and each NEO under the APP are set forth below in “Fiscal Year 2019 Performance Targets under the APP”. The RNC set these performance target levels based on our internal planning and forecasting processes as well as a comparison to fiscal year 2018 performance. Targets for each performance measure are set at “minimum”, “significantly below”, “below”, “target”, “exceeds” and “significantly exceeds” award levels. Performance metrics are presented on a “constant currency” basis, meaning that the exchange rates used for calculating these performance metrics are the rates used for fiscal year 2018 actual results so that they are measured on an absolute basis (at the prior year exchange rates) and the impact of exchange rate fluctuations is neutralized.
Target APP awards for each NEO were calculated as a percentage of such NEO’s base salary, ranging from 40% to 100% of each NEO’s base salary (as may be adjusted if the salary is changed during the fiscal year, and prorated over a partial year of service). For fiscal year 2019, this target award could be multiplied by a factor ranging from zero to 3.6 (360%) of such target award based on the level of performance attained against the performance metrics established under the APP, as shown in the tables below. Each NEO’s APP award was based solely on the Company’s achievement with respect to these financial performance criteria.

Fiscal Year 2019 Performance Targets under the APP
Coty Inc. Fiscal Year 2019 Performance Target(1)
(applicable to All NEOs, except Mr. Huber and Ms. Zafar(2))

	Minimum	Significantly Below	Below	Target	Exceeds	Significantly Exceeds	Actual
Coty Inc. Adjusted Operating Income ($ in millions)	< $950.0	$982.0	$1,030.0	$1,110.0	$1,279.6	$1,526.0	$992.3
Performance Factor	—	0.20	0.5	1.00	2.06	3.6	0.26

(1)	Reflects Coty Inc. Adjusted Operating Income, including the financial performance of Younique, calculated as described above.
(2)
The Fiscal Year 2019 Performance Target applicable to Ms. Zafar’s APP payment is based on Coty Inc. Adjusted Operating Income, excluding the financial performance of Younique. This APP metric was applied to all Corporate employees other than the members of the Executive Committee because the RNC believed that only the more senior members of corporate management should bear responsibility for Younique’s performance. Accordingly, the factor applicable to Ms. Zafar’s APP calculation is 0.63.

Luxury Division Fiscal Year 2019 Performance Target(1)
(applicable to Mr. Huber)

	Minimum	Significantly Below	Below	Target	Exceeds	Significantly Exceeds	Actual
Luxury Adjusted Operating Income ($ in millions)	$454.0	$463.0	$477.0	$500.0	$549.0	$620.0	$536.5
Performance Factor	—	0.20	0.5	1.00	2.06	3.6	1.79

(1)	Reflects Luxury Division Adjusted Operating Income.
Once the performance levels were determined, a multiplier score was then established. To determine the final APP award, the score is multiplied by the NEO’s target bonus percentage and annual base salary. The example below illustrates the calculation:
Illustrative Example of APP Bonus Calculation. Assume an NEO has an annual base salary of $500,000 and an annual APP target set at 60% of her base salary and that her APP award is based on the Company’s Adjusted Operating Income performance for the 2019 fiscal year, which results in a score of 0.26. Also assume that the NDLR is less than 5.25 at the end of each of the third and fourth quarters of fiscal year 2019:
Based on these facts, the NEO’s APP award would be $78,000. The NEO’s APP award could have ranged from $0, if her total APP factor was zero, to $1,080,000 if her total APP factor was 3.6 (360%).
The formulas below illustrate the calculation:

APP Factor:	26%
Final APP Award:	$500,000 x 0.60 x 0.26	=	$ 78,000
Total Cash Compensation:	$500,000 + $78,000	=	$578,000

Fiscal Year 2019 Compensation Determinations
APP Evaluation and Bonus Determination
Shortly after fiscal year 2019 was completed, the RNC assessed Adjusted Operating Income and NDLR performance to determine APP awards for that fiscal year. The RNC also set an aggregate amount available for payment of APP awards based on collective financial performance. Performance was measured against each of the established Coty Inc. and divisional targets. In its review of performance, the RNC determined whether performance meets targets set at “minimum”, “significantly below”, “below”, “target”, “exceeds” and “significantly exceeds” award levels. If actual performance was between two award levels, the factor would be calculated pro rata between the two award levels based on actual performance. The actual performance and resulting payout factors approved by the RNC are provided in the last column of each of the Performance Target tables above.
As a result, the RNC determined that the performance factor for Coty Inc. for the Fiscal Year 2019 Performance Period was 0.26 for the applicable NEOs. The performance factor for the Corporate division, excluding the results of Younique, applicable to Ms. Zafar for the Fiscal Year 2019 Performance Period was 0.63. The performance factor for the Luxury division, applicable to Mr. Huber, for the Fiscal Year 2019 Performance Period was 1.79. The APP awards are calculated after the end of the fiscal year and paid in a single payment (adjusted for taxes as applicable) in the second quarter of the following fiscal year.

The following table shows the minimum, target and maximum amounts each NEO could have been awarded under the APP for fiscal year 2019 and the actual APP award calculation for each NEO:
2019 APP Performance and NEO APP Awards

Name	Salary ($)(1)	Award Target Relative to Salary (%)	Award Minimum ($)	Award Maximum ($)	Award Target ($)(1)	FY19 Factor	Actual Award ($)(1)
Pierre Laubies	N/A	—%	—	—	—		—
Pierre-André Terisse	318,913	70%	—	803,661	223,239	0.26	58,082
Edgar Huber	798,775	70%	—	2,012,913	559,143	1.79	1,000,854
Greerson G. McMullen	612,235	60%	—	1,322,427	367,341	0.26	95,523
Luc Volatier	300,860	70%	—	758,167	210,602	0.26	54,803

Camillo Pane	N/A	—%	—	—	—	—	—
Patrice de Talhouët	N/A	—%	—	—	—	—	—
Ayesha Zafar	400,000	40%	—	576,000	160,000	0.63	100,800

(1)
Award targets are calculated under the APP based on each NEO’s base salary and APP target as reflected in June 2019 and prorated, as applicable, based on an NEO’s start date during the fiscal year. The salary shown in the table represents the annual salary rate used for APP calculation purposes. The prorated salary used in the calculation for each of Messrs. Terisse and Volatier, who joined the Company during the fiscal year, was based on an annual salary for APP calculation purposes of $775,944 and $653,617, respectively. Messrs. Laubies and de Talhouët were not entitled to payments under the APP for fiscal year 2019. Messrs. Huber and Terisse are paid in Euros; Mr. McMullen is paid in British pounds; Mr. Volatier is paid in Swiss francs; and Ms. Zafar is paid in U.S. dollars. Exchange rates for fiscal year 2019 compensation are calculated using the average monthly exchange rate during the fiscal year.

Fiscal Year 2019 Long-Term Equity Compensation
Annual Awards. Annual long-term equity awards granted under the ELTIP in fiscal year 2019 were awarded in September 2018. The size of the total pool for equity-based awards to our employees as a whole under the ELTIP (including the NEOs) is based on the total number of employees and their target or notional grants for their respective job levels. When deciding whether to award annual grants, the RNC considers the collective performance of Coty Inc. during the fiscal year on which the awards are based and, where applicable, an employee’s individual performance in the fiscal year. All annual long-term equity awards granted to our NEOs in fiscal year 2019 were awarded in the form of RSUs that were amended in October 2018 to have the newly approved five-year graded vesting period tied to continued employment with the Company. The RNC considers several factors when determining long-term incentive awards for each NEO. Notional grants or target awards are established for each role. Then, these target awards may be adjusted based on the RNC’s determination of the total pool size and, in extraordinary circumstances, its review of the NEO’s individual overall performance during the fiscal year. There is no relationship between the timing of the granting of awards and our release of material non-public information.
The RNC determined that the maximum number of RSU awards available for the annual grant in fiscal year 2019 was 5,900,000 RSUs, based on the total number of employees and their target or notional grants for their respective job levels. The annual awards for each of Messrs. Huber, McMullen and Pane and Ms. Zafar had a target value of $2.0 million, $0.6 million, $3.0 million and $0.3 million, respectively. In light of his planned departure, Mr. de Talhouët was not included in these annual awards. After assessing the individual performance of each NEO, the RNC awarded each NEO his full target award. Messrs. Laubies, Terisse and Volatier were awarded RSUs in connection with their commencement of employment with the Company with target values of $5.0 million, $1.5 million and $1.5 million, respectively, with a five-year graded vesting schedule. The number of RSUs granted was calculated by dividing the target value by the average Class A Common Stock closing price over the 30-day period prior to the grant date. As a result, each of Messrs. Laubies, Terisse, Huber, McMullen, Volatier and Pane and Ms. Zafar were awarded RSUs covering 578,034, 191,082, 156,617, 46,985, 191,082, 234,925, and 23,492 shares of Class A Common Stock, respectively. Mr.

Terisse also received a special award of RSUs covering 58,915 shares of Class A Common Stock in June 2019 in connection with his strong financing leadership. Each of Messrs. Pane and Volatier forfeited his award in connection with his termination of service to the Company. The specific awards for the NEOs are shown in the table under the heading “Fiscal Year 2019 Grants of Plan-Based Awards”. Dividend equivalent rights are accrued on the RSUs and are paid in cash upon vesting.
Refer to “Fiscal Year 2019 Modifications to the Standard Compensation Program” above for a discussion of the special Off-Cycle Option and bonus awards during fiscal year 2019 and the change to the RSU vesting schedule.
Additional Executive Compensation Information
We believe our NEO compensation program follows best practices with respect to corporate governance and risk management, and includes the following principles:
Stock ownership and retention guidelines. As described above, we strongly believe in encouraging stock ownership by our NEOs and have adopted stock ownership guidelines that apply to our executives and directors for so long as they serve as executives or directors. These guidelines provide that, after a five-year phase-in period, the Chief Executive Officer and the other members of the Executive Committee should invest in our shares in an amount equal to or exceeding a multiple of five and three times their annual base salary, respectively, and, in the case of our non-employee directors, three times his or her annual cash retainer. If a participant fails to achieve initial compliance within the phase-in period, the RNC may decide that the participant is ineligible to receive equity grants until the guidelines are met. Although the phase-in period has not concluded, a majority of executives and directors subject to these guidelines have achieved initial compliance, and for those who have not, there is no reason to believe that they will not be in compliance.
In addition, all of our NEOs participate in Elite or participated in Post-Platinum. To receive the matching incentive equity granted or purchased under the Executive Ownership Programs, as applicable, Mr. Laubies, our CEO, is able to purchase shares of Class A Common Stock with a value equal to $30 million and the members of the Executive Committee may purchase shares with a value equal to $1.8 million to $5 million. All of the NEOs have invested in Elite or Post-Platinum. For information on the NEOs’ holdings of Elite Stock Options and Series Preferred Stock under the Executive Ownership Programs, see “Outstanding Equity Awards at 2019 Fiscal Year End”.
Hedging transactions prohibited. Our insider trading policy prohibits directors, officers and employees from engaging in short sales, derivatives trading and hedging involving our securities.
No tax gross-ups. Any personal income taxes due as a result of compensation and/or perquisites, other than reimbursement for children’s schooling fees, are generally the responsibility of the NEOs. However, in fiscal year 2018, Messrs. Pane and de Talhouët each received a cash payment to partially compensate him for taxes due on his respective Performance Preferred Stock grant. We do not provide tax gross-ups for golden parachute excise taxes.
Incentives do not encourage excessive risk taking. We believe that our compensation program does not contain features that could potentially encourage excessive risk taking. In addition, we continue to utilize multiple performance measures under the APP to reduce the risk of over concentration on a single business or financial metric. While our business environment in fiscal year 2019 supported our more limited financial metrics, we anticipate returning to our use of multiple performance metrics tied to business goals in fiscal year 2020. Our stock options, RSUs and other equity granted to or purchased by our NEOs generally vest over a five-year period tied to continued employment with the Company and management has sizable unvested stock positions relative to their income, which together encourage focus on the long-term value of our stock, aligns management’s and stockholders’ interests and discourages excessive risk taking to optimize short-term and non-sustainable performance.
No backdating or repricing of stock options. We generally make annual equity awards in September of each fiscal year. In fiscal year 2019, the annual equity grants were made in September 2018, and going forward, we anticipate that the grant will be made toward the end of the calendar year and at a time that would permit awards to vest during an anticipated open trading window, saving the Company cash with respect to cashless exercising to settle withholding tax obligations. Equity awards, including stock options, are never backdated. In addition, our equity incentive plans prohibit repricing of stock options and issuing stock options at below-market exercise prices, unless otherwise approved by our stockholders.
Independent external experts engaged for executive compensation information. Each year since fiscal year 2010, the RNC has engaged an independent external expert to provide information with respect to executive compensation.

Limited perquisites. NEO perquisites are reasonable and generally represent no more than 3.0% of each NEO’s total target compensation. See “Other Benefits and Perquisites”, below.
Double-trigger equity vesting upon a change in control. All active equity compensation plans and programs that provide for additional or accelerated payment or fully accelerated vesting in connection with a change in the control of the Company, including the ELTIP and the Executive Ownership Programs, require a “double-trigger”, which means that accelerated vesting of equity awards issued under the ELTIP will only occur upon a termination of employment in connection with a change in control and not simply as a result of the completion of a change in control transaction; provided, however, that for the Series Preferred Stock granted under Post-Platinum and Elite and the Series Preferred Stock and Stock Options granted in 2017 that were subject to performance thresholds (“Performance Preferred Stock” and “Performance Options”, respectively), the change in control must occur after the first anniversary of the original issue date in order for accelerated vesting to apply. Upon the occurrence of such events, the award vests in full.
Competitive Compensation and Peer Group Rationale
In establishing compensation for our NEOs, we consider the compensation practices, structures and terms (such as the length and nature of applicable vesting periods and the mix of performance-vested and time-vested awards) of the Compensation Peer Group. We consider these practices to determine the competitiveness of individual compensation elements and total compensation of our NEOs. We seek to structure the forms and mix of our executive compensation program in a manner generally consistent with our peers and so that target total direct NEO compensation is at or around the median of the Compensation Peer Group and provides the NEOs the opportunity to earn higher total direct compensation based on exceptional performance in order to attract and retain talent. Individual pay to NEOs varies in accordance with experience, individual and collective performance and other factors determined by the RNC. Actual total direct compensation reported may also vary due to currency fluctuations.
The Compensation Peer Group consists of companies that compete directly with us for executive talent and compete with us in the marketplace for business and investment opportunities.
The RNC periodically reviews the companies included in the Compensation Peer Group. Our Compensation Peer Group used for compensation decisions early in fiscal year 2019 was the same that used for the prior year and included the following companies:

Avon Products, Inc.	Kimberly Clark Corporation
The Clorox Company	L’Oreal
Colgate-Palmolive Company	The Procter and Gamble Company
Beiersdorf	Revlon, Inc.
The Estée Lauder Company, Inc.	Unilever PLC
Inter Parfums, Inc.
The last reported annual revenues of the Compensation Peer Group companies ranged from approximately $591 million to approximately $65.1 billion, with a median of $11.82 billion. Benchmarking of compensation was size adjusted to reflect our estimated annual net revenues of approximately $9 billion in fiscal year 2019. In February 2019, the RNC reviewed the Compensation Peer Group and determined to remove Inter Parfums, Inc., due to its size, and Kimberly Clark Corporation, because its business did not cover beauty, and to add Henkel AG & Co. KGaA and LVMH Moët Hennessy – Louis Vuitton SE since their current businesses were viewed as more appropriate peers. This revised Compensation Peer Group was used for compensation considerations after that date.
Other Benefits and Perquisites
General. In general, our NEOs participate in the same benefit plans generally available to our employees in the home country in which the NEO resides. These benefit plans include health insurance, life insurance and disability coverage. NEOs receive the same coverage as the rest of our employees, with the exception of healthcare coverage that is provided through a specific international health insurance plan.
Perquisites. We provide NEOs with reasonable perquisites on an individual basis. The perquisites generally include car allowances to the extent deemed necessary for business purposes and relocation assistance. Perquisites generally represented no more than 3.0% of each NEO’s total compensation. All perquisites with an aggregate value of at least $10,000 received by an NEO are detailed in the footnotes to the Summary Compensation Table.
Retirement Plans. We provide retirement benefits to our NEOs in the United States and other relevant countries through our local retirement plans.
Potential Payments upon Termination of Employment. The employment agreements with our NEOs and our compensation plans provide for certain payments and incremental benefits if an NEO’s employment is terminated under certain circumstances. There are no tax gross-ups provided in connection with these payments or incremental benefits. These payments and incremental benefits are discussed in “—Potential Payments upon Termination or Change-in-Control”.
Employment Agreements
We have entered into employment agreements with each of our NEOs. The employment agreements are described in “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table--Employment Agreements”.
Tax and Accounting Implications
The exemption excluding certain performance-based compensation from the deductions limits under Section 162(m) of the Internal Revenue Code for compensation paid to the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) was eliminated, effective for taxable years beginning after December 31, 2017. Therefore, compensation paid to our covered executive officers in excess of $1,000,000 would not be deductible unless it is payable pursuant to a legally binding arrangement in place as of November 2, 2017 under which, prior to the change in tax law, the compensation would have been deductible.
Our compensation programs are intended to maximize the deductibility of the compensation paid to our NEOs to the extent that we determine deductions are available, particularly in the United States, and in our best interests and to further advance organizational growth while providing competitive compensation.
While the RNC is mindful of the potential benefit to the Company of the full deductibility of compensation, the committee believes that the Company should maintain the flexibility to compensate our NEOs in a manner that can best promote the Company’s objectives. The RNC intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and its stockholders.
Independent External Experts Engaged by the Remuneration and Nomination Committee
The RNC has engaged an independent external expert to provide information with respect to our executive compensation.
The independent external expert reports directly to the RNC, with input from certain members of senior management. All decisions with respect to the amount and form of NEO compensation under our executive compensation programs are made solely by the RNC and may reflect factors and considerations other than the information provided by the independent external expert.
In fiscal year 2019, the RNC engaged Deloitte LLP to provide information regarding competitive compensation peer group and compensation benchmarking data for NEO’s and executive-level positions, as well as information about market practices for equity compensation and plan governance. The AFC and RNC assessed the independence of Deloitte LLP and concluded that Deloitte LLP is independent and no conflict of interest exists that would prevent Deloitte LLP from providing this information to the RNC.
Role of “Say-on-Pay” Advisory Vote on Executive Compensation
We provided stockholders a “Say-on-Pay” advisory vote on the compensation of our NEOs in 2018 under Section 14A of the Exchange Act. At our 2018 Annual Meeting of Stockholders, stockholders expressed substantial support for the compensation of our NEOs, with approximately 88.5% of the votes cast for approval of the “Say-on-Pay” advisory vote. The RNC carefully evaluated the results of the 2018 advisory vote. The RNC also considers many other factors in evaluating our executive compensation programs as discussed in this CD&A, including the RNC’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of peer group and survey data, each of which is evaluated in the context of the RNC’s fiduciary duty to act in stockholders’ best interests. After weighing these factors, the RNC did not make any changes to our executive compensation program and policies as a result of the 2018 “Say-on-Pay” advisory vote. It has been our long-standing practice to engage with our stockholders throughout the year so that management and the Board can better understand stockholder perspectives on topics like executive compensation and sustainability, among others.

REMUNERATION AND NOMINATION COMMITTEE REPORT
The Remuneration and Nomination Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (this “CD&A”) with management and based on such review and discussions has recommended to the Board of Directors of the Company that this CD&A be included in the Company’s Proxy Statement on Schedule 14A for the 2019 Annual Meeting of Stockholders.
The Remuneration and Nomination Committee
Peter Harf
Paul S. Michaels
Erhard Schoewel, Chair

Summary Compensation Table
The following table sets forth information regarding fiscal year 2017, 2018 and 2019 compensation for our NEOs. Columns otherwise required by SEC rules are omitted where there is no amount to report.

Name & Title*	Fiscal Year	Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1)(5)	All Other Compensation ($)(1)(6)	Total Compensation ($)(1)
Pierre Laubies, Chief Executive Officer	2019	958,320	—	4,999,994	10,156,075	—	97,603	16,211,992

Pierre-André Terisse, Chief Financial Officer	2019	323,310	—	2,909,611	2,030,679	58,082	10,900	5,332,582

Edgar Huber, President, Luxury	2019	773,669	502,081	1,885,669	4,453,600	1,002,764	63,956	8,681,739
	2018	727,023	—	1,755,222	968,000	773,723	100,531	4,324,499
	2017	650,876	—	2,005,590	3,114,824	800,072	75,941	6,647,303

Greerson G. McMullen, Chief Legal Officer, General Counsel & Secretary	2019	609,159	517,742	565,699	4,453,600	95,523	104,905	6,346,628
	2018	619,954	—	526,568	726,000	198,601	194,344	2,265,467
	2017	382,774	600,000	492,918	3,114,824	276,807	345,847	5,213,170

Luc Volatier, Chief Global Supply Officer	2019	305,022	—	2,109,545	4,061,367	54,803	97,103	6,627,840

Camillo Pane, Former Chief Executive Officer	2019	543,629	—	2,828,497	—	—	6,349,955	9,722,081
	2018	1,105,146	—	2,632,841	2,466,000	599,845	490,156	7,293,988
	2017	850,834	900,000	3,008,386	6,540,000	854,272	265,581	12,419,073

Patrice de Talhouët, Former Chief Financial Officer	2019	339,768	—	—	—	—	262,903	602,671
	2018	828,627	—	1,316,420	826,000	314,919	164,753	3,450,719
	2017	716,756	87,729	1,504,193	—	447,941	173,248	2,929,867

Ayesha Zafar, Former Interim Chief Financial Officer	2019	435,601	—	282,844	586,000	100,800	30,195	1,435,440

*
See “Compensation Discussion and Analysis—Overview” for each NEO’s period of service during fiscal year 2019. On September 9, 2019, the Company announced that Mr. Volatier would cease serving as Chief Global Supply Officer effective as of that date.

(1)
The salary for each of Messrs. Laubies, Terisse, Volatier, Pane and de Talhouët reflects the amount of their annual salary ($1,494,979; $775,944; $653,617; $1,087,258; and 815,443, respectively) paid in fiscal year 2019 during their periods of service to the Company. The salary for Ms. Zafar includes a salary supplement for the period during which she served as Interim Chief Financial Officer. Messrs. Laubies, Pane, de Talhouët and McMullen were paid in British pounds. Messrs. Huber and Terisse were paid in Euros. Ms. Zafar was paid in U.S. dollars. Mr. Volatier was paid in Swiss Francs. Exchange rates for fiscal year 2019 compensation are calculated using the average monthly exchange rate during the fiscal year.

(2)
For a discussion of the special cash bonus awards to certain NEOs in fiscal year 2019, see “Compensation Discussion and Analysis—Fiscal Year 2019 Compensation Decisions and Structure—Base Salary and Target Incentive Compensation Determinations—Fiscal Year 2019 Modifications to the Standard Compensation Program”.

(3)
Amounts represent the grant date fair value of the RSUs granted in each year, in each case calculated in accordance with FASB ASC Topic 718. See Note 23, “Share-Based Compensation Plans” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 for certain assumptions used to calculate the valuation. Each of Messrs. Pane, de Talhouët and Volatier forfeited these awards upon his termination of service to the Company. In addition, the increased incremental value of the awards held by Messrs. Huber and McMullen, of $3,214 and $974, respectively, as a result of the change, effective in October 2018, to a more graded RSU vesting schedule for certain outstanding RSU awards, as discussed above in the Compensation Discussion and Analysis, is not included in the table.

(4)
For fiscal year 2019, amounts represent the grant date fair value of (a) Off-Cycle Options for Messrs. Huber and McMullen and Ms. Zafar granted in February 2019 and (b) matching Elite Stock Options granted to Messrs. Terisse and Volatier and Series A-1 Preferred Stock granted to Mr. Laubies pursuant to the Elite program. Awards pursuant to the Elite program were issued, in each case, pursuant to the NEO’s attainment of a minimum ownership level of Class A Common Stock. Amounts in each case are calculated in accordance with FASB ASC Topic 718. See Note 23, “Share-Based Compensation Plans” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 for certain assumptions used to calculate the valuation. See “—Fiscal Year 2019 Grants of Plan-Based Awards”.

(5)
Amounts represent cash awards under the APP expected to be paid in October 2019 with respect to fiscal year 2019 performance. In addition, as required by French law, we maintain a profit-sharing plan for all French employees who have completed three months of service, including Mr. Huber. Benefits are calculated based on a percentage of applicable taxable income (as defined under French law) and are allocated to eligible employees based upon salary. Pursuant to this requirement, in fiscal year 2019, the Company contributed $1,910 to an account for Mr. Huber maintained under such plan, which is included in his Non-Equity Incentive Plan Compensation.

(6)
Amounts shown in the All Other Compensation column for fiscal year 2019 include the following:
(a) For Mr. Laubies, a car allowance in the amount of $11,948;cash payments in the amount of $56,419 reflecting employer contributions exceeding the UK defined contribution plan “annual allowance”; and reimbursement for tax services in the amount of $29,236;
(b) For Mr. Terisse, a car allowance in the amount of $5,705 and reimbursement for tax services in the amount of $5,195;
(c) For Mr. Huber, a car allowance in the amount of $7,668; reimbursement of tax services in the amount of $16,007; and reimbursement for his children’s school tuition valued at $40,281;
(d) For Mr. McMullen, a car allowance in the amount of $17,085; cash payments in the amount of $62,659 reflecting employer contributions exceeding the UK defined contribution plan “annual allowance”; and reimbursement for tax services in the amount of $25,161;
(e) For Mr. Volatier, a car allowance in the amount of $10,700; relocation reimbursement of $54,468 pursuant to the Company’s standard relocation policy; and reimbursement for tax services in the amount of $31,935;
(f) For Mr. Pane, a car allowance in the amount of $9,319; reimbursement for his children’s school tuition valued at $128,093; cash payments in the amount of $60,026 reflecting employer contributions exceeding the UK defined contribution plan “annual allowance”; reimbursement for tax services in the amount of $33,256; cash payment in the amount of $53,838 in connection with providing post-termination medical insurance coverage and tax equalization payment for such coverage equal to $43,358; and cash payments in connection with his termination of employment in the aggregate amount of $6,022,065 (see “Potential Payments upon Termination or Change-in-Control” for information on these payments);
(g) For Mr. de Talhouët, a car allowance in the amount of $4,574; cash payments in the amount of $37,060 reflecting employer contributions exceeding the UK defined contribution plan “annual allowance”;reimbursement for tax services of $26,342; and a payment of $194,927 in connection with his post-termination notice period; and
(h) For Ms. Zafar, employer contributions of $30,195 under the Company’s 401(k) Savings Plan, a defined contribution plan.

Fiscal Year 2019 Grants of Plan-Based Awards
The following table and footnotes provide information on all grants of plan-based compensation under the Company’s plans made to NEOs during fiscal year 2019.

Name	Grant Date	Estimated Future Payments under Non-Equity Incentive Plan Awards (1) ($)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

		Minimum	Target	Maximum
Pierre Laubies		—	—	—
	6/19/2019					980,000	14.48	2,538,200
	2/4/2019					6,925,341	8.75	7,617,875
	11/12/2018				578,034		—	4,999,994
Pierre-André Terisse		—	223,239	803,661
	6/14/2019				58,915		—	800,066
	2/15/2019				191,082		—	2,109,545
	2/15/2019					676,893	11.08	2,030,679
Edgar Huber		—	559,143	2,012,913
	2/15/2019					1,520,000	11.08	4,453,600
	9/4/2018				156,617		—	1,885,669
Greer G. McMullen		—	367,341	1,322,427
	2/15/2019					1,520,000	11.08	4,453,600
	9/4/2018				46,985		—	565,699

Luc Volatier		—	210,602	758,167
	2/15/2019				191,082		—	2,109,545
	2/15/2019					1,353,789	11.08	4,061,367

Camillo Pane		—	—	—
	9/4/2018				234,925		—	2,828,497
Patrice de Talhouët		—	—	—

Ayesha Zafar		—	160,000	576,000
	2/15/2019					200,000	11.08	586,000
	9/4/2018				23,492		—	282,844

(1)
Represents the range of possible payments under the APP based on each NEO’s base salary and APP target during the performance period. The payment made to Mr. Huber under the profit-sharing plan required by French law is not included. See footnote 5 to the Summary Compensation Table. Mr. McMullen will be paid in British pounds. Messrs. Huber and Terisse will be paid in Euros. Mr. Volatier would have been paid in Swiss Francs. Ms. Zafar will be paid in U.S. dollars. Exchange rates for fiscal year 2019 compensation are calculated using the average monthly exchange rate during the fiscal year. Awards under the APP are expected to be paid in October 2019.

(2)
Represents the annual long-term incentive compensation awards of RSUs under the ELTIP and an additional RSU award for Mr. Terisse. The awards held by each of Mr. Pane and Mr. Volatier were forfeited in connection with their respective termination of service to the Company.

(3)
Represents (1) Off-Cycle Options awarded to Messrs. Huber and McMullen and Ms. Zafar pursuant to the ELTIP, (2) matching Elite Stock Options awarded under the ELTIP pursuant to the Elite program to Messrs. Terisse and Volatier; and (3) Series A-1 Preferred Stock awarded to Mr. Laubies pursuant to the Elite program pursuant to which Mr. Laubies paid the Company an amount equal to the redemption price of the shares, or an aggregate of $790,534.10. See “Compensation Discussion and Analysis—Fiscal Year 2019 Compensation Determinations—Fiscal Year 2019 Long-Term Equity Compensation—Special Equity Awards”. Awards pursuant to the Elite program are issued pursuant to the NEO’s attainment of a minimum ownership level of Class A Common Stock. Mr. Volatier’s Elite Stock Options were forfeited in connection with his termination of service to the Company.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
The material terms of each NEO’s current employment arrangements are described below and under “Potential Payments upon Termination or Change-in-Control—Certain Additional Payments”, below:
Pierre Laubies. Under his employment agreement, Mr. Laubies is our Chief Executive Officer. The employment agreement provides that his base salary, bonus opportunities and long-term incentive awards will be reviewed and set by the Board or a committee thereof. Mr. Laubies is entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. Mr. Laubies does not receive any additional compensation for his service as a director. Mr. Laubies has agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that will continue in effect for 12 months following his employment with the Company.
Pierre-André Terisse. Under his employment agreement, Mr. Terisse is our Chief Financial Officer. The employment agreement provides that his base salary, bonus opportunities and long-term incentive awards will be reviewed and set by the Board or a committee thereof. Mr. Terisse was entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. Mr. Terisse agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that will continue in effect for 12 months following his employment with the Company.
Edgar Huber. Under his employment agreement, Mr. Huber is our President, Luxury. The employment agreement provides that his base salary, bonus opportunities and long-term incentive awards will be reviewed and set by the Board or a committee thereof. Mr. Huber is entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. Mr. Huber has agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that will continue in effect for 24 months following his employment with the Company.
Greerson G. McMullen. Under his employment agreement, Mr. McMullen is our Chief Legal Officer, General Counsel and Secretary. The employment agreement provides that his base salary, bonus opportunities and long-term incentive awards will be reviewed and set by the Board or a committee thereof. Mr. McMullen is entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. Mr.McMullen has agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that will continue in effect for 12 months following his employment with the Company.
Luc Volatier. Under his employment agreement, Mr. Volatier was our Chief Global Supply Officer. The employment agreement provided that his base salary, bonus opportunities and long-term incentive awards would be reviewed and set by the Board or a committee thereof. In connection with Mr. Volatier’s termination of executive services to the Company,

Mr. Volatier has entered into a Separation and Termination Agreement, dated September 6, 2019, with the Company, which is described below.
Camillo Pane. Under his employment agreement, Mr. Pane was our Chief Executive Officer. The employment agreement provided that his base salary, bonus opportunities and long-term incentive awards would be reviewed and set by the Board or a committee thereof. Mr. Pane was entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. Mr. Pane did not receive any additional compensation for his service as a director. Mr. Pane agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that continue in effect for 12 months following his employment with the Company.
Patrice de Talhouët. Under his employment agreement, Mr. de Talhouët was our Chief Financial Officer. The employment agreement provided that his base salary, bonus opportunities and long-term incentive awards would be reviewed and set by the Board or a committee thereof. Mr. de Talhouët was entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. Mr. de Talhouët agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that continue in effect for 12 months following his employment with the Company.
Ayesha Zafar. Under the terms of her employment, Ms. Zafar is our Senior Vice President, Group Controller. She is entitled to base salary, bonus opportunities and long-term incentive awards that will be reviewed and set by the Board or a committee thereof. Ms. Zafar is entitled to participate in benefits programs generally made available to similarly-situated senior officers. Ms. Zafar has agreed to be bound by certain confidentiality and non-competition covenants for the benefit of the Company.
Grants of Plan-Based Awards: Annual Incentive Compensation Awards under our APP and Equity Awards
APP awards and annual equity awards are described and calculated as set forth above in “Compensation Discussion and Analysis—Fiscal Year 2019 Compensation Decisions and Structure” and “—Fiscal Year 2019 Compensation Determinations”.

Outstanding Equity Awards at 2019 Fiscal Year End
The following table shows outstanding equity awards held by the NEOs as of June 30, 2019, the last day of our fiscal year. The market value of the shares of unvested RSUs is determined by multiplying the number of outstanding awards by $13.40, which was the closing price of our Class A Common Stock on June 28, 2019, the last trading day of our fiscal year. The market value does not reflect, nor in any way assures, that the amounts will correspond to the actual value that will be recognized by the NEOs upon vesting.

NEO	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Pierre Laubies								578,034	(3)	7,745,656
		980,000	(2)			14.48	5/10/2026
		6,925,341	(2)			8.75	11/12/2025
Pierre-André Terisse								58,915	(5)	789,461
								191,082	(6)	2,560,499
		676,893	(4)			11.08	2/15/2029
Edgar Huber								156,617	(9)	2,098,668
								107,353	(10)	1,438,530
								79,904	(12)	1,070,714
		1,520,000	(7)			11.08	2/15/2029
				200,000	(8)	16.85	11/16/2027
		485,175	(11)			18.55	11/10/2026
Greerson G. McMullen								46,985	(9)	629,599
								32,206	(10)	431,560
								26,862	(12)	359,951
		1,520,000	(7)			11.08	2/15/2029
				150,000	(8)	16.85	11/16/2027
		485,175	(11)			18.55	11/10/2026
Luc Volatier(13)								191,082	(6)	2,560,499
		1,353,789	(4)			11.08	2/15/2029
Camillo Pane (14)								—
		—
Patrice de Talhouët (15)								—
		—
Ayesha Zafar								23,492	(9)	314,793
								16,103	(10)	215,780
								11,986	(12)	160,612
		200,000	(7)			11.08	2/15/2029
				70,000	(8)	16.85	11/16/2027
		64,689	(11)			18.55	11/10/2026

(1)
Unless otherwise indicated, each of the Options and matching Elite Stock Options under the ELTIP described in this table expires after ten years and vests on the fifth anniversary of the grant date, subject to certain vesting conditions.

(2)
Represent Series A-1 Preferred Stock awarded to Mr. Laubies pursuant to the Elite program, 60% of which vest on the third anniversary of the date of grant and 20% of which vest on each of the fourth and fifth anniversaries of the date of grant, subject to certain vesting conditions, and expire after seven years. Awards pursuant to the Elite program are issued pursuant to the NEO’s attainment of a minimum ownership level of Class A Common Stock.

(3)
Represents RSUs granted under the ELTIP on November 12, 2018 60% of which vest on the third anniversary of the date of grant and 20% of which vest on each of the fourth and fifth anniversaries of the date of grant, subject to certain vesting conditions.

(4)	Represents matching Elite Stock Options granted under the ELTIP on February 15, 2019 that vest on the fifth anniversary of the grant date, subject to certain vesting conditions.
(5)
Represents RSUs granted under the ELTIP on June 14, 2019 60% of which vest on the third anniversary of the date of grant and 20% of which vest on each of the fourth and fifth anniversaries of the date of grant, subject to certain vesting conditions.

(6)
Represents RSUs granted under the ELTIP on February 15, 2019 60% of which vest on the third anniversary of the date of grant and 20% of which vest on each of the fourth and fifth anniversaries of the date of grant, subject to certain vesting conditions.

(7)
Represents Options granted under the ELTIP on February 15, 2019 60% of which vest on the third anniversary of the date of grant and 20% of which vest on each of the fourth and fifth anniversaries of the date of grant, subject to certain vesting conditions.

(8)
Represents Performance Options for Messrs. Huber and McMullen and Ms. Zafar that were granted under the ELTIP on November 16, 2017 that vest on the fifth anniversary of the grant date, subject to the achievement of designated levels of fixed costs as a percentage of net revenues (as defined in the applicable award agreement) for the fiscal year ending June 30, 2021 (the “Fixed Cost Percentage Levels”). Depending on the achievement of the designated Fixed Cost Percentage Levels at the end of the measurement period in 2021, the NEO may vest in 60%, 80% or all of the performance award, but if the threshold level is not achieved for the fiscal year ended June 30, 2021, the entire award is forfeited.

(9)
Represents RSUs granted under the ELTIP on September 4, 2018 60% of which vest on the third anniversary of the date of grant and 20% of which vest on each of the fourth and fifth anniversaries of the date of grant, subject to certain vesting conditions.

(10)
Represents RSUs granted under the ELTIP on September 7, 2017 60% of which vest on the third anniversary of the date of grant and 20% of which vest on each of the fourth and fifth anniversaries of the date of grant, subject to certain vesting conditions.

(11)	Represents matching Elite Stock Options granted under the ELTIP on November 10, 2016 that vest on the fifth anniversary of the grant date, subject to certain vesting conditions.
(12)
Represents RSUs granted under the ELTIP on October 5, 2016 to Mr. Huber and Ms. Zafar and November 16, 2016 to Mr. McMullen 60% of which vest on the third anniversary of the date of grant and 20% of which vest on each of the fourth and fifth anniversaries of the date of grant, subject to certain vesting conditions.

(13)
In connection with Mr. Volatier’s ceasing to provide services to the Company, at the end of his term of employment. Mr. Volatier will forfeit the awards of Elite Stock Options and RSUs, with an aggregate value of $1,962,412 based on the closing Class A Common Stock price on September 9, 2019 of $10.27 per share.

(14)
In connection with Mr. Pane’s ceasing to provide services to the Company in November 2018, he forfeited 615,811 RSUs with a value of $5,326,765 at that time, and the Company redeemed all 2,245,921of his shares of Series A Preferred Stock and Performance Preferred Stock and repaid his original purchase price of $22,459.21 pursuant to their terms.

(15)
In connection with Mr. de Talhouët’s ceasing to provide services to the Company in September 2018, he forfeited 252,599 RSUs with a value of $3,008,454 at that time, and the Company redeemed all 821,633 of his shares of Series A Preferred Stock and Performance Preferred Stock and repaid his original purchase price of $8,216.33 pursuant to their terms.

Option Exercises and Stock Vested
During fiscal year 2019 our NEOs did not exercise options nor vest in stock awards.
Pension Benefits
We do not administer any pension programs that provide our NEOs with additional benefits from those offered to our other employees.

Potential Payments upon Termination or Change-in-Control
We have entered into employment agreements with each of our NEOs and maintain certain incentive, equity and benefit plans in which our NEOs participate. These employment agreements and plans provide for certain payments and incremental benefits if an NEO’s employment is terminated under certain circumstances. These payments and benefits are described below.
Payments under the APP
Under the APP, if an NEO’s employment is terminated during the fiscal year by reason of retirement, disability or death, a prorated award for that fiscal year may be paid under the APP. If the NEO’s employment is terminated for any reason other than retirement, disability or death, unless otherwise provided in the applicable employment or termination agreement, no award for the fiscal year in which an NEO’s employment is terminated is paid under the APP.
Equity Awards under the ELTIP: RSUs, Options, Matching Elite Stock Options and Series A-1 Preferred Stock
Treatment upon termination due to death, disability or retirement. A pro rata portion of all unvested Stock Options, unvested matching Elite Stock Options, unvested RSUs and unvested Series A-1 Preferred Stock will vest on a pro rata basis in the event that the NEO’s employment is terminated due to death, disability or retirement. The pro rata amount is based on the number of days that have passed since the applicable award was granted. In the case of awards with the graded vesting schedule discussed above, other than the Series A-1 Preferred Stock, the pro rata portion of the unvested award will equal the number of unvested RSUs (or other award) that would have become vested at the next scheduled vesting date multiplied by a fraction, the numerator of which is the number of days elapsed from the grant date, or the most recent vesting date, as applicable, to the date employment terminated, and the denominator of which is the number of days between the grant date or the most recent vesting date, as applicable, and the next scheduled vesting date for such portion of the award. In the case of the Series A-1 Preferred Stock, the pro rata portion of the unvested award will equal the number of unvested shares multiplied by a fraction, the numerator of which is the number of days elapsed from the grant date and the denominator of which is 1,825.
Treatment upon termination for any reason other than retirement, death or disability (not following a change in control). All unvested Stock Options, unvested matching Elite Stock Options, unvested RSUs and Series Preferred Stock will be forfeited and canceled pursuant to their terms.
Treatment upon a change in control. All active equity compensation plans and programs that provide for additional or accelerated payment or accelerated vesting in connection with a change in the control of the Company, including the ELTIP, Post-Platinum and Elite, require a “double-trigger”; provided, however, that for the Series Preferred Stock granted under Post-Platinum and Elite and the Performance Preferred Stock and Performance Options, the change in control must occur after the first anniversary of the original issue date in order for accelerated vesting to apply. Upon the occurrence of such events, the equity award vests in full.
Certain Additional Payments
Unless specified below, each NEO would not be entitled to any additional payments upon termination of his employment for any reason or a change in control, except for payments provided for under the APP and accelerated vesting under the ELTIP.

•
Pursuant to the terms of Mr. Laubies’s employment agreement, if his employment terminates without cause or by him for good reason, he is entitled to base salary continuation and continued medical coverage at no cost to him for one year (or, in the event of his resignation for good reason at any time following a change in control of the Company, for two years). In each case, Mr. Laubies’s continued medical coverage will end if he becomes eligible to receive comparable welfare benefits from a subsequent employer. As a condition to receiving these severance benefits, Mr. Laubies is required to execute a general release and adhere to a 12-month post-termination non-solicitation restriction, a 12-month post-termination non-competition restriction and a perpetual confidentiality obligation.

•
Mr. Terisse is entitled to six months’ notice of a termination of his employment agreement by the Company, or payment in lieu of such notice in an amount equal to the base salary to which he would have been entitled during the notice period, and monthly payments equal to two-thirds of his base salary for a period of 12 months in consideration of his non-competition and non-solicitation obligations in the event of the termination of his employment agreement.

•
Mr. Pane was entitled to receive a severance payment equal to two times the aggregate of his base salary and the higher of his target APP Bonus and his average APP Bonus paid in the three years immediately prior to termination in connection with his termination of service, prorated APP payment for the year of his termination, continued medical benefits and payment in lieu of any statutory advance notice period.

•	Mr. de Talhouët was not entitled to any additional payments in connection with his resignation.

•
Mr. Huber is entitled to monthly payments equal to two-thirds of his base salary and target bonus for a period of 24 months in consideration of his non-competition and non-solicitation obligations in the event of the termination of his employment agreement.

•
Mr. McMullen is entitled to six months’ notice of a termination of his employment agreement by the Company, or payment in lieu of such notice in an amount equal to the base salary to which he would have been entitled during the notice period. If Mr. McMullen’s employment is terminated without cause, he will be entitled to an additional six months’ base salary.

•
Mr. Volatier, pursuant to his Separation and Termination Agreement dated September 6, 2019, is entitled to (a) to receive continuation of his salary and benefits for a period through March 31, 2020, (b) a lump sum payment of $800,000 and (c) the repurchase by the Company of his 453,488 shares of Class A Common at a per share price equal to the closing price of such stock on September 6, 2019. He is also subject to certain confidentiality, non-compete and non-disparagement obligations.

•
Ms. Zafar is entitled to three months’ notice of a termination of her employment by the Company, or payment in lieu of such notice in an amount equal to the base salary to which she would have been entitled during the notice period. She is also subject to a post-termination non-competition restriction, pursuant to which she may become entitled to up to 12 months’ base salary continuation, as discussed below.

•
Each of the executive officers may become entitled to up to 12 months’ base salary continuation in consideration for adherence to a 12-month post-termination non-competition restriction under the Company’s forms of restrictive covenant agreement. Ms. Zafar is party to the form of restrictive covenant agreement for the United States, Messrs. Laubies, McMullen, Pane and de Talhouët are parties to the form of restrictive covenant agreement for the United Kingdom, Messrs. Huber and Terisse are parties to the form of restrictive covenant agreement for France, and Mr. Volatier is party to the form of restrictive covenant agreement for Switzerland.

Effect of Section 409A on Timing of Payments and Equity Awards
Any amounts that are not exempt from Section 409A are subject to the required six-month delay in payment after termination of service if the NEO is a “specified employee” for purposes of Section 409A at the time of termination of employment. Amounts that otherwise would have been paid during the six-month delay will be paid in a lump sum on the first day after the delay period expires.

Potential Payments in the Event of Termination of Employment at the End of Our Last Fiscal Year
The following table sets forth the estimated incremental payments and benefits that would have been received by each NEO if employment had been terminated or upon a change in control on June 30, 2019. Amounts received due to accelerated vesting of equity awards were calculated using the closing price of our Class A Common Stock as of June 28, 2019, the last trading day of the fiscal year, which was $13.40. The value of accelerated vesting of Options and matching Elite Stock Options or Series Preferred Stock and Performance Options was calculated by subtracting the exercise price of the Option from $13.40. Exchange rates are calculated using the average monthly exchange rate during the fiscal year.

Name		Resignation with Good Reason	Termination without Cause	Termination for Cause	Resignation without Good Reason	Disability, Retirement or Death	Change in Control	Resignation with Good Reason or Termination without Cause after Change in Control (1)
Pierre Laubies	(2)	$2,251,917	$2,251,917	$—	$—	$3,552,389	$—	$11,502,000
Pierre-André Terisse	(3)	$905,268	$905,268	$—	$—	$312,477	$—	$5,825,620
Edgar Huber	(4)	$2,209,944	$2,209,944	$—	$—	$1,711,219	$—	$10,344,256
Greerson G. McMullen	(5)	$306,117	$612,235	$—	$—	$708,845	$—	$5,253,628
Luc Volatier	(6)	$5,740,042	$—	$—	$—	$—	$—	$—
Camillo Pane	(7)	$6,119,261	$—	$—	$—	$—	$—	$—
Patrice de Talhouët	(8)	$194,927	$—	$—	$—	$—	$—	$—
Ayesha Zafar	(9)	$500,000	$500,000	$—	—	$251,858	$—	$1,655,185

(1)	Incremental payments represented in this column do not include any payments reported in the column labeled “Change in Control” that the NEO is entitled to receive pursuant to such change in control.
(2)
Reflects Mr. Laubies’s entitlement to (a) continued payment of his base salary for a period of one year in the event that his employment is terminated Without Cause or with Good Reason (two years if such termination is after a change in control), (b) continued medical coverage at no cost to him for a period of one year (two years if such termination is after a change in control; (c) an applicable statutory advance notice period (or payment in lieu thereof); and (d) applicable vesting of his unvested equity awards (including Series A-1 Preferred Stock) pursuant to the terms of the awards.

(3)
Reflects Mr. Terisse’s entitlement, in the event that his employment agreement is terminated, (a) to monthly payments equal to two-thirds of his base salary for a period of 12 months (approximately $517,300) in consideration of his non-competition obligations thereunder, provided that if the Company exercises its right to release him from the non-competition obligations, the amount would be payable for three months; (b) an applicable statutory advance notice period (or payment in lieu thereof); and (c) applicable vesting of his unvested equity awards pursuant to the terms of the awards.

(4)
Reflects Mr. Huber’s entitlement, in the event that his employment agreement is terminated, (a) to monthly payments equal to two-thirds of his base salary and target bonus for a period of 24 months (approximately $1,065,033) in consideration of his non-competition and non-solicitation obligations thereunder, provided that if the Company exercises its right to release him from the non-competition and non-solicitation obligations, the amount would not be payable; (b) an applicable statutory advance notice period (or payment in lieu thereof); and (c) applicable vesting of his unvested equity awards pursuant to the terms of the awards.

(5)
Reflects Mr. McMullen’s entitlement to (a) six months’ notice of termination of his employment agreement by the Company (or payment in lieu thereof) in an amount equal to the base salary to which he would have been entitled during the notice period; (b) if his employment is terminated without cause, an additional six months’ base salary; and (c) applicable vesting of his unvested equity awards pursuant to the terms of the awards. Represents the amount that Mr. McMullen would be entitled to receive in the event he resigned with good reason after a change of control. In the event his employment were terminated without cause after a change in control, he would be entitled to receive a total value of $5,559,754.

(6)
On September 9, 2019, the Company announced that Mr. Volatier ceased serving the Company as Chief Global Supply Officer. The amounts shown above reflect his entitlement to: (a) salary continuation and payment for certain benefits through March 31, 2020; (b) a lump-sum payment of $800,000; (c) the Company’s repurchase of all of the Class A Common Stock that he owned on that date at a designated purchase price; and (d) forfeiture of all of his equity awards as a result thereof. The Company may also reimburse certain limited legal and tax expenses.

(7)
Represents the amount that Mr. Pane received upon the termination of his service to the Company pursuant to the terms of his employment agreement as if he Resigned for Good Reason so long as he complies with the post-termination covenants under his employment agreement, as described above.

(8)	Mr. de Talhouët was not entitled to any payments in addition to his base salary during the notice period as a result of his departure in September 2018.
(9)
Reflects Ms. Zafar’s entitlement to (a) a three months’ notice period and up to 12 months’ base salary continuation in consideration for her adherence to a 12-month post-termination non-competition restriction under the Company’s restrictive covenant agreement and (b) applicable vesting of her unvested equity awards pursuant to the terms of the awards.

Chief Executive Officer Pay Ratio
The fiscal year 2019 total compensation of Pierre Laubies, our Chief Executive Officer, on an annualized basis, would be $16,748,651, which includes his full annual salary and the value of his sign-on RSU award and the Series A-1 Preferred awarded in connection with his participation in Elite, pursuant to which he purchased almost 3 million shares of Class A Common Stock at an aggregate purchase price of $27.6 million. The fiscal year 2019 total compensation of the Company’s median employee, based on compensation of all our U.S. and non-U.S. employees who were employed as of April 2, 2019, other than Mr. Laubies, was $43,242. The ratio of these amounts (our “Pay Ratio”) in fiscal year 2019 was 387 to 1. Excluding the initial equity and Elite-related awards in connection with Mr. Laubies joining the Company as Chief Executive Officer in November 2018 (discussed above under the heading “Fiscal Year 2019 Grants of Plan-Based Awards”), Mr. Laubies’s fiscal year 2019 annualized total compensation would be $1,592,582 and the Pay Ratio would be 37 to 1.
To identify our median employee for fiscal year 2019, we used the same approach and methodology we used in 2018 to identify the Company’s median employee. We included all full-time, part-time, temporary and seasonal employees in 35 countries globally and did not rely on any of the permitted exemptions under the SEC rules. We utilized annualized total cash received as compiled from our payroll records to identify the median employee. The median employee identified is a different employee from the one identified for fiscal year 2018. The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the Pay Ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The AFC has the sole authority to appoint, retain or terminate our independent registered public accounting firm and to approve the compensation of our independent registered public accounting firm. The AFC has retained Deloitte to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2020 to audit our consolidated financial statements. Deloitte has audited our financial statements each fiscal year since 1995.
The AFC monitors the independence and performance of our independent registered public accounting firm and internal audit department. By engaging in this process, the AFC is able to evaluate the quality and efficiency of the services provided by the auditor, in addition to the auditor’s technical expertise and knowledge of our operations and industry. The AFC and management consider Deloitte to be well qualified and strongly believe the continued retention of Deloitte is in our best interest and the best interests of our stockholders.
As a matter of corporate governance, the AFC submits its selection of Deloitte as our independent registered public accounting firm for the year ending June 30, 2020 to the stockholders for ratification. In the event that the stockholders should not ratify the appointment of Deloitte, the AFC will reconsider the appointment.
One or more representatives of Deloitte will be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Proposal: Ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending June 30, 2020.
Recommendation: The Board recommends a vote FOR the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending June 30, 2020.
Vote Required: Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast.
AUDIT FEES AND OTHER FEES
The following table shows the fees we paid (or will pay) for audit and other services provided by Deloitte for fiscal year 2019 and 2018:

Fee Type	Fiscal Year 2019 (in thousands)	Fiscal Year 2018 (in thousands)
Audit Fees (1)	$11,569	$13,446
Audit-Related Fees (2)	375	560
Tax Fees (3)	9,590	9,015
All Other Fees(4)	49	67
Total	$21,583	$23,088

(1)	This category represents the fees associated with the annual audit, the audit of internal control over financial reporting, international statutory audit requirements and regulatory filings.
(2)	This category includes fees paid for professional services associated with support related to certifications performed for statutory requirements.
(3)
This category represents the fees for tax-related services, including tax compliance, tax advice, and tax planning. In fiscal year 2019 and 2018, we incurred $6,700,000 and $4,500,000, respectively, related to tax advice and tax planning for the integration of the P&G Beauty Business.

(4)
This category represents all other fees that are not included in the above categories, and represents primarily fees paid for benchmarking related to management compensation arrangements as well as assistance and advice on statutory requirements and governance matters.

Pre-Approval Policies and Procedures
In accordance with the rules promulgated by the Sarbanes-Oxley Act of 2002 and the Public Company Accounting Oversight Board, the AFC pre-approves all services, audit and non-audit, provided to the Company by its independent registered public accounting firm.
The AFC has adopted a policy for the pre-approval of services provided by Deloitte. For each proposed service, Deloitte is required to provide detailed supporting documentation in advance of the pre-approval to permit the AFC to make an appropriate determination as to whether the provision of such services would impair auditor independence. Pursuant to this policy, the AFC has delegated to the AFC chair pre-approval authority subject to specified limits.
All services performed by Deloitte as our independent registered public accounting firm for fiscal year 2019 and 2018 were pre-approved by the AFC.
AUDIT AND FINANCE COMMITTEE REPORT
The following report summarizes the AFC’s actions during fiscal year 2019. This report shall not be deemed to be incorporated by reference by any general statement incorporating the Proxy Statement by reference into any filing under the Exchange Act or the Securities Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
In accordance with its written charter, the AFC assists the Board by overseeing and monitoring:

1.	the integrity of the Company’s financial statements;

2.	the Company’s compliance with legal and regulatory requirements;

3.	the independent registered public accounting firm’s qualifications and independence; and

4.	the performance of the Company’s internal control function, its system of internal and disclosure controls, and the independent registered public accounting firm.
The members of the AFC meet the applicable independence and experience requirements of the SEC and the NYSE and the standards for determining a director’s independence adopted by the Board.
During fiscal year 2019, the AFC met eight times.
The AFC reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended June 30, 2019 with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. Management is responsible for the preparation of the Company’s financial statements, and the independent registered public accounting firm is responsible for conducting an audit of such financial statements.
The AFC has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the AFC concerning independence, has discussed the independence of the independent registered public accounting firm with the independent registered public accounting firm and has satisfied itself as to the independent registered public accounting firm’s independence.
The AFC reviewed with the independent registered public accounting firm its audit plans, audit scope and identification of audit risks. The AFC also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal control function and its system of internal and disclosure controls.
The AFC discussed and reviewed with the independent registered public accounting firm all communications required by SEC regulations and by the standards of the Public Company Accounting Oversight Board (United States), and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The AFC discussed, reviewed and monitored the Company’s plans and activities related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 on a regular basis.
Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the AFC recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10‑K for the fiscal year ended June 30, 2019 for filing with the SEC. The AFC also recommended the appointment of the independent registered public accounting firm.
The Audit and Finance Committee of the Board of Directors
Robert Singer, Chair
Sabine Chalmers
Joachim Faber
STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING
In accordance with Rule 14a-8 under the Exchange Act, as amended (“Rule 14a-8”), proposals to be considered for inclusion in our proxy statement for the 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8 must be received by us at our principal executive offices on or before May 27, 2020. Proposals must comply with the procedures and requirements set forth in Rule 14a-8 and will not be effective otherwise.
In accordance with our Bylaws, director nominations and other business to be brought before the 2020 Annual Meeting by a stockholder, other than proposals pursuant to Rule 14a-8, must be received in writing by us at our principal executive offices located at 350 Fifth Avenue, New York, New York 10118, no earlier than the close of business on July 8, 2020 and no later than the close of business on August 7, 2020. Proposals must comply with the procedures and requirements set forth in our Bylaws. In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2020 Annual Meeting of Stockholders and the proposal fails to comply with the advance notice procedures set forth in our Bylaws, our proxy confers discretionary authority on the persons being appointed as proxies on behalf of our Board to vote on the proposal.
Proposals should be submitted in writing to Corporate Secretary, Coty Inc., 350 Fifth Avenue, New York, New York 10118.

OTHER MATTERS
As of the date of this Proxy Statement, we do not know of any other matters that may be presented for consideration at the Annual Meeting other than the items set forth in the notice of Annual Meeting above. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our Board, in absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of the Board of Directors,

Greerson G. McMullen
Chief Legal Officer, General Counsel and Secretary

COTY

COTY INC.
350 FIFTH AVENUE
NEW YORK, NY 10118

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/coty2019**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E85100-P28277

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COTY INC.

The Board of Directors recommends a vote FOR all proposals.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Beatrice Ballini
02) Sabine Chalmers
03) Joachim Creus
04) Pierre Denis
05) Olivier Goudet
06) Peter Harf
07) Pierre Laubies
08) Paul S. Michaels
09) Erhard Schoewel
10) Robert Singer

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and the Proxy Card are available at www.proxyvote.com.

E85101-P28277

COTY INC.
Annual Meeting of Stockholders
November 5, 2019 8:30 A.M., ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Greerson G. McMullen and Pierre Laubies, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COTY INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M., ET on November 5, 2019, at www.virtualshareholdermeeting.com/coty2019, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side